INITIAL PUBLIC OFFERING
PROSPECTUS

                          LAFAYETTE COMMUNITY BANCORP

                          LAFAYETTE COMMUNITY BANCORP
              900,000 TO 1,200,000 COMMON SHARES TO THE PUBLIC AT
                                $10.00 PER SHARE

     We are offering for sale to the public with this prospectus a minimum of 900,000 and a maximum of 1,200,000 common shares at a price of $10.00 per share to fund the start-up of a new community bank to be named Lafayette Community Bank. Lafayette Community Bancorp will be the holding company and sole shareholder of Lafayette Community Bank. The minimum subscription is 500 shares, or $5,000. This is our initial public offering and no market currently exists for our shares. We intend to apply to have our common shares listed on the OTC bulletin board under the symbol "LCB".

     Keefe, Bruyette & Woods, Inc. has agreed to serve as our sales agent and use its best efforts to solicit subscriptions for our shares. The offering is scheduled to end on August 23, 2000, but we may extend the offering to October 7, 2000, at the latest. All of the money which we receive will be placed with our escrow agent, The Farmers & Merchants Bank of Boswell, Indiana, 47921, which will hold the money until we sell at least 900,000 shares. If we do not succeed in selling at least 900,000 shares before the end of the offering period and, if necessary, the extension period, and if all regulatory approvals have not been received, we will promptly return all funds received to the subscribers, with interest.

                             TERMS OF THE OFFERING

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                              MINIMUM OFFERING                              MAXIMUM OFFERING
-------------------------------------------------------------------------------------------------------------------------
                                      PER SHARE                TOTAL                PER SHARE                TOTAL
-------------------------------------------------------------------------------------------------------------------------
Public offering price........          $10.00               $9,000,000               $10.00               $12,000,000
-------------------------------------------------------------------------------------------------------------------------
Sales agent commissions......            0.54                  490,000                 0.58                   700,000
-------------------------------------------------------------------------------------------------------------------------
Offering expenses............            0.35                  311,000(1)              0.26                   311,000(1)
-------------------------------------------------------------------------------------------------------------------------
Net Proceeds.................            9.11                8,199,000                 9.16                10,989,000
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Amount includes the following: SEC, Nasdaq and NASD registration and filing fees, printing and mailing costs, fees and expenses of counsel, accounting and related expenses, Blue Sky fees and expenses and other miscellaneous expenses associated with the offering.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                            ------------------------

                         KEEFE, BRUYETTE & WOODS, INC.
                            ------------------------

                    This prospectus is dated June 23, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Questions and Answers.......................................      3
Prospectus Summary..........................................      4
Risk Factors................................................      7
Forward-Looking Statements..................................     12
Use of Proceeds.............................................     12
Plan of Distribution........................................     13
Business....................................................     16
Description of Property.....................................     21
Plan of Operation...........................................     22
Supervision and Regulation..................................     23
Management..................................................     31
Principal Shareholders......................................     37
Description of Securities...................................     37
Sales Agent.................................................     42
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities................................     42
Shares Eligible for Future Sale.............................     42
Legal Matters...............................................     43
Experts.....................................................     43
Where You Can Find More Information.........................     43
Financial Statements........................................    F-1
APPENDIX -- A STOCK ORDER FORM..............................    A-1
APPENDIX -- B ESCROW AGREEMENT..............................    B-1

                           -------------------------

     Until October 7, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                           -------------------------

                             QUESTIONS AND ANSWERS

Q. WHY IS LAFAYETTE COMMUNITY BANCORP OFFERING THESE SECURITIES AND WHY HAS IT CHOSEN THIS TIME FOR THE OFFERING?

A. We are offering these shares to fund the start-up of a community bank with banking operations initially located in Tippecanoe County, Indiana. We believe that an opportunity exists in this market because of recent consolidation in the banking industry.

Q. ONCE I HAVE READ THIS PROSPECTUS AND DETERMINED THAT I WOULD LIKE TO BUY SOME SHARES, HOW DO I SUBSCRIBE?

A. You must complete and return the Stock Order Form attached as Appendix A to this prospectus and enclose a check or money order payable to "The Farmers & Merchants Bank, Trust No. 40-4410-2" for your entire subscription in the enclosed reply envelope.

Q.  WHEN WILL THE OFFERING EXPIRE AND HOW SOON SHOULD I SEND IN MY SUBSCRIPTION?

A. Send in your subscription as soon as possible. This offering expires at 5:00 p.m. Eastern Time on August 23, 2000, unless we decide to extend it to October 7, 2000. All subscriptions with payments must be received by the expiration date of the offering.

Q.  HOW MANY SHARES MAY I PURCHASE?

A. The minimum purchase is 500 shares and the maximum purchase is 50,000 shares. However, we reserve the right to reject all or any part of any subscription, including subscriptions for a greater or lesser amount.

Q.  CAN I PURCHASE THROUGH AN IRA OR OTHER QUALIFIED RETIREMENT PLAN?

A. Yes. The administrator or trustee of the IRA or qualified retirement plan will need to fill out the appropriate forms and return them prior to the expiration of the offering.

Q.  IS THIS OFFERING REGISTERED IN ALL 50 STATES?

A. No. At this time we plan to register in Indiana, Ohio, Michigan, Idaho, Illinois, Kentucky, Maryland, Oklahoma and Florida. We may register in additional states depending on interest in the offering. If you are not a resident of any of these states, please call the Keefe, Bruyette & Woods, Inc. Stock Information Center at (877) 298-6520 before subscribing.

Q.  IF MY SUBSCRIPTION IS ACCEPTED, WHEN WILL I RECEIVE MY SHARES?

A. We will mail you share certificates promptly after the closing of the offering.

Q.  CAN I GET MY MONEY BACK AFTER I HAVE MAILED MY SUBSCRIPTION?

A. No, unless we do not close the offering, in which case we will refund your full subscription, with interest.

Q.  WHEN WILL I RECEIVE DIVIDENDS?

A. You will not receive any dividends in the foreseeable future. We plan to reinvest our earnings in our business.

Q.  WHO CAN I CALL IF I HAVE FURTHER QUESTIONS?

A. For answers to any other questions, we encourage you to read this prospectus. If you still have questions, please call the Keefe, Bruyette & Woods, Inc. Stock Information Center at (877) 298-6520 between 8:30 a.m. and 5:30 p.m., Eastern time, Monday through Friday.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus regarding the significant aspects of the proposed transaction. Because this is a summary, it may not contain all of the information you should consider before investing in our common shares. You should carefully read this entire prospectus.

                                 THE COMPANIES

            LAFAYETTE COMMUNITY BANCORP AND LAFAYETTE COMMUNITY BANK

     We incorporated Lafayette Community Bancorp in January of 1999 to serve as the holding company for Lafayette Community Bank, a new bank to be chartered by the State of Indiana. Our principal executive office will be located at 2 North 4th Street, Lafayette, Indiana 47901, (765) 420-8111. Lafayette Community Bank will focus on the local community, emphasizing personal services to individuals and businesses in the Tippecanoe County, Indiana market, primarily consisting of the communities of Lafayette and West Lafayette. We have filed for and received, subject to the completion of certain conditions, regulatory approval to open Lafayette Community Bank with the Indiana Department of Financial Institutions, and for deposit insurance with the FDIC. We have also filed for and await approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of Lafayette Community Bank. We expect to receive Federal Reserve Board approval, and to open for business, in the early third quarter of 2000. However, we cannot assume when, if ever, Federal Reserve Board approval will be received or what, if any, conditions such approval may contain. See "Risk Factors" beginning on page 7.

                            OUR MARKET OPPORTUNITIES

     We believe an opportunity exists as a result of the consolidation in the banking industry. We believe this consolidation has created an attractive market for community banks. Larger financial institutions do not generally provide the personalized service expected or demanded by many small to medium-sized businesses and their principals. Members of our executive management team have had established careers in the financial services industry and recognize this market opportunity. We have selected Tippecanoe County, Indiana for our initial activities because of our management team's extensive experience in this market, local customer relationships, and what we believe to be the area's favorable economic and demographic environment.

                       OUR ORGANIZERS AND MANAGEMENT TEAM

     Our organizers consist of eight businesspeople who reside and work in Tippecanoe County, Indiana. As a group, they have significant banking and business experience, a high level of community involvement and many close personal ties to our planned market area. The organizers have already invested a total of $10,000 in Lafayette Community Bancorp by purchasing 1,000 shares, at $10.00 per share, prior to this offering. The organizers are not expected to invest additional funds in Lafayette Community Bancorp prior to this offering. If we do not successfully complete this offering, our organizers will lose some, if not all, of their initial investment. We expect our organizers, directors and advisory board members will purchase not less than approximately 210,000 shares in this offering and may purchase additional shares in an amount necessary to sell the minimum number of shares in this offering, although such individuals are not contractually obligated to do so.

     Our executive management team includes individuals who have significant experience serving our target markets. David R. Zimmerman, the President and Chief Executive Officer of Lafayette Community Bancorp, has over seventeen years of banking experience in the Lafayette market. Prior to founding Lafayette Community Bancorp, Mr. Zimmerman served as Vice-President -- Commercial Lending of Lafayette Bank & Trust, a commercial bank in Lafayette, Indiana with assets in excess of $650 million. Michael T. Mootz, the Senior Vice-President, Controller, and J. Michael Pechin, the Senior Vice-President, Senior Loan Officer, respectively, of Lafayette Community Bank have over 23 combined years of banking experience in the financial institutions industry. Prior to joining Lafayette Community Bank, Mr. Mootz served as Assistant

Vice-President, Controller of Peoples Bank & Trust of Indianapolis, Indiana. Mr. Pechin served as Vice-President of Lafayette Bank & Trust and Company of Lafayette, Indiana.

                             OUR BANKING PHILOSOPHY

     Our retail banking strategy provides for a wide range of basic banking products and services that are reasonably priced and easily understood by customers, with an emphasis on technology and electronic self-service features. Our lending strategy is focused on small to medium-sized businesses, with 70% of the loan portfolio projected to be in commercial loans.

                                 OUR ADVANTAGES

     We believe that we are well positioned to capitalize on the market opportunity created by the consolidation in the banking industry for the following reasons:

     - Experienced Management Team. Our executive management team has significant banking experience which has allowed them to develop valuable customer relationships within our target markets.

     - Local Decision Making. Our management structure is organized to retain local decision-making authority so that our officers will be able to provide our customers with expedited loan decisions.

     - Personalized Service. Our staff is committed to providing the type of personalized service not generally available at larger financial institutions.

     - Competitive Technology. Our decision to have third parties provide us with competitive technology and ongoing upgrades is expected to provide us with cost efficiencies in addition to improving customer service. Moreover, our ability to invest in the latest technologies without having to incur the additional financial and operational costs associated with converting and upgrading existing systems may provide us a technological advantage over our established competitors. While many of our competitors have substantially greater resources to invest in technology, which may permit them to operate at a lower cost than we, we believe that we may have an initial advantage over our competitors by being able to invest in the latest technologies without having to incur the additional operational and financial costs associated with converting and upgrading existing systems.

     - Customized Products and Services. Our close, personalized service will afford us the opportunity and flexibility to provide customized and individualized products and services to our customers.

                             OUR BUSINESS STRATEGY

     We will implement our strategy by:

     - targeting small and medium-sized business customers who demand high levels of personalized attention and customer service;

     - staffing banking centers with community-minded and responsive management teams that will have significant local decision-making authority;

     - enhancing private banking relationships by offering a broad spectrum of products and services; and

     - utilizing technology and self-service features.

                             TERMS OF THE OFFERING

Common shares offered......  900,000 to 1,200,000.

Common shares outstanding
after the offering.........  901,000 to 1,201,000. This amount includes the common shares offered with this prospectus and 100 shares purchased by David R. Zimmerman prior to this offering and the subsequent 10 for 1 stock split with respect to those 100 shares.

Price per share............  $10.00

Use of net proceeds after
the payment of sales
  commissions and offering
  expenses.................  The offering is expected to generate $8.20 million to $10.99 million, depending on the size of the offering. A minimum of $7.50 million will be used to provide initial working capital for Lafayette Community Bank, which will be placed in short-term investments and available for loans to Lafayette Community Bank customers. The remaining amount will be used as working capital for Lafayette Community Bancorp.

Expiration date............  August 23, 2000, but may be extended an additional
                             45 days to October 7, 2000 at Lafayette Community Bancorp's discretion.

Purchase limitations.......  The minimum purchase is 500 shares and the maximum purchase is 50,000 shares. However, we reserve the right to reject all or any part of any subscription. In determining which subscriptions to accept, we may take into account any factors we believe may be relevant, including the order in which subscriptions are received, a subscriber's potential to do business with Lafayette Community Bank and factors that may cause an aggregation of ownership under federal banking regulations.

Escrow arrangement.........  Funds received from subscribers in connection with the offering will be placed with Lafayette
                             Community Bancorp's escrow agent, The Farmers & Merchants Bank of Boswell, Indiana, which will hold the funds until at least 900,000 shares are sold and all regulatory approvals have been received. If at least 900,000 shares are not sold and all regulatory approvals have not been received before the end of the offering period and, if necessary, the extension period, Lafayette Community Bancorp will return all funds received to the subscribers, with interest.

Further information........  Please call the Keefe, Bruyette and Woods, Inc.
                             Stock Information Center at (877) 298-6520.

                                  RISK FACTORS

     An investment in our common shares involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or even all of your investment. You should consider these risk factors together with all the other information included in this prospectus before you decide to purchase our common shares.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE PERFORMANCE.

     We incorporated Lafayette Community Bancorp in January, 1999 and have not yet engaged in any banking operations. Because Lafayette Community Bank has not yet opened, we do not have historical financial data and similar information which would be available for a financial institution that has a history of operations. Our prospects must be evaluated in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We may not successfully address the following:

     - building our customer base;

     - developing and retaining customer loyalty;

     - responding to competitive developments;

     - attracting, retaining and motivating qualified management and employees;

     - upgrading our technologies, products and services;

     - penetrating our identified markets; and

     - providing quality and personal service.

BECAUSE WE WILL INCUR ORDINARY START-UP COSTS THAT ARE NORMALLY ASSOCIATED WITH THE FORMATION OF A BANK, WE EXPECT LOSSES IN OUR FIRST TWENTY-FOUR TO THIRTY-SIX MONTHS OF OPERATIONS.

     As a result of start-up expenditures and the time it will take to develop a deposit base and loan portfolio, we expect to operate at a loss during our start-up period. We do not expect to be profitable for at least the first twenty-four to thirty-six months of operations. We anticipate that cumulative losses during the period from inception through December 1, 2001 will exceed $1.3 million and could be higher. We cannot guarantee that we will ever operate profitability. If we do not reach profitability and recover our accumulated operating losses, you will likely suffer a significant decline in, or total loss of, the value of your common shares. Shareholders will not be liable for any losses, however, beyond their investment.

WE WILL BE COMPETING WITH MANY LARGER FINANCIAL INSTITUTIONS THAT HAVE FAR GREATER FINANCIAL RESOURCES THAN WE HAVE, WHICH COULD PREVENT US FROM ATTRACTING CUSTOMERS AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT AND MAINTAIN CUSTOMERS.

     We will encounter strong competition from existing banks and other types of financial institutions operating in the Tippecanoe County area and elsewhere. We will compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like Bank One, Fifth Third Bank, Huntington National Bank, National City Bank of Indiana and Union Planters Bank. These institutions offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank.

BECAUSE WE DO NOT HAVE PROVEN HISTORY OF SUCCESS, OUR ACCOMPLISHMENTS LARGELY DEPENDS UPON THE SKILL AND EXPERIENCE OF OUR SENIOR MANAGEMENT TEAM.

     The success of our business will depend upon the services of David R. Zimmerman, our President and Chief Executive Officer, Michael T. Mootz, Senior Vice-President, Controller and J. Michael Pechin, Senior Vice-President, Senior Loan Officer. Our business would suffer if we lost the services of any of these individuals. We have entered into a three year employment agreement with Mr. Zimmerman, with an automatic one year renewal. Neither Mr. Mootz nor Mr. Pechin has an employment agreement with us. We have key man life insurance in the amount of $1 million with respect to Mr. Zimmerman, but not on any of our other officers. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified market.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

     We will be limited in the amount we can loan a single borrower by the amount of Lafayette Community Bank's capital. The legal lending limit is 15% of Lafayette Community Bank's capital and surplus. At a minimum, we expect that our initial lending limit will be approximately $1.10 million immediately following the offering. Until Lafayette Community Bank is profitable, our capital level will decline and therefore so will our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions. We cannot guarantee, however, that we will succeed in attracting or maintaining customers seeking larger loans or that we will be able to engage in participation of these loans on favorable terms.

OUR BOARD AND MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE NET PROCEEDS OF THE OFFERING AND MAY NOT ALLOCATE ALL OF THESE PROCEEDS IN THE MOST PROFITABLE MANNER.

     Upon completion of the offering and after payment of the sales agent's commission, we intend to pay the estimated offering expenses of approximately $311,000 and start-up expenses of approximately $350,000. We expect to contribute a minimum of $7.50 million to the capital of Lafayette Community Bank to support the growth of its loan portfolio by increasing its legal lending limit. The timing and specific application of these proceeds will remain in the sole discretion of our board and management. Although we intend to utilize these funds to serve Lafayette Community Bancorp's best interest, we cannot assure you that our allocation will ultimately reflect the most profitable application of these proceeds.

REGULATORY APPROVALS ARE REQUIRED BEFORE YOUR INVESTMENT CAN BE ACCEPTED.

     We have obtained all regulatory approvals required to open for business, except for the final approval from the Federal Reserve Board. We expect to obtain final Federal Reserve Board approval by, and open for business in, the early third quarter of 2000. Any delay in commencing operations will increase pre-opening expenses and accumulated losses and postpone realization of potential revenue. If we ultimately do not receive the Federal Reserve Board approval, we will return all subscription funds, with interest, to our investors.

IF DIRECTORS AND OFFICERS PURCHASE A LARGE NUMBER OF SHARES, OUR SHARES COULD EXPERIENCE A DECREASE IN MARKETABILITY FOLLOWING THIS OFFERING.

     In the event that there are a small number of nonaffiliate purchasers and the directors and executives officers purchase a large number of shares in order for us to sell the minimum number of shares, the marketability of our stock may be further limited due to the reselling restrictions imposed upon certain individuals, including our directors and executive officers, under federal securities laws. Under Rule 144 of the SEC, during any three month period, a director or executive officer may sell no more than the greater of (i) 1% of Lafayette Community Bancorp's outstanding shares, or (ii) the average weekly trading volume for our stock during the preceding four weeks. If these restrictions on resale are applicable to the holders of a large percentage of our shares or a large percentage of our shareholders, the marketability of our shares may be further reduced.

FUTURE SALES OF OUR COMMON SHARES COULD DECREASE THE MARKET VALUE OF YOUR
SHARES.

     Sales of a substantial number of common shares in the public market following this offering, or the perception that such sales could occur, could decrease the market value of your common shares. After the offering, we will have at least 901,000 common shares outstanding. In addition, we plan to establish stock option plans under which we will reserve options to purchase, in aggregate, up to 15% of our common shares from time to time. The shares being sold in this offering will be eligible for sale in the open market without restriction, except for shares purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act. Our officers, directors and advisory board members, who own, in the aggregate, 1,000 common shares and who will purchase not less than approximately 210,000 common shares in this offering, have agreed not to sell any of their shares for 180 days following the closing of the offering without the prior written consent of the sales agent. Following the expiration of this 180 day lock-up period, these shares will be eligible for sale in the public market subject to compliance with volume limitations and other conditions of Rule 144. If directors and officers purchase a large number of shares, our shares could experience a decrease in marketability following this offering. Further, the market price of your shares could decline based on the sale or availability for sale of shares now held by our existing shareholders or of shares which may be issued under our stock option plans.

OUR COMMERCIAL LOAN CONCENTRATION INCREASES THE RISK OF DEFAULTS BY OUR
BORROWERS.

     We will make various types of loans, including commercial, consumer, residential mortgage and construction loans. We anticipate that approximately 70% of Lafayette Community Bank's loans will be commercial loans, and 30% will be consumer/personal, although the actual percentage may vary. Commercial lending is more risky than residential mortgage lending because loan balances are greater and the borrower's ability to repay is contingent on the success of the borrower's business. The risk of loan defaults by borrowers is unavoidable in the banking industry. We will try to limit our exposure to this risk by limiting our exposure to owner-operated properties and to businesses with an established operating history, by carefully monitoring the amount of loans we make within specific industries, and through other prudent lending practices, but we will not be able to eliminate this risk. Substantial credit losses could result in our insolvency, which could cause you to lose your entire investment.

BECAUSE THERE IS NO PRECISE METHOD OF PREDICTING LOAN LOSSES, OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE SUFFICIENT TO ABSORB ACTUAL LOSSES.

     There is no precise method of predicting loan losses. We can not assure you that our allowance for loan losses will be sufficient to absorb our actual loan losses. Excess loan losses will harm our business. We will attempt to maintain an appropriate allowance for loan losses to absorb the losses we expect to experience in our loan portfolio. We will periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

     - an ongoing review of the quality, mix and size of our overall loan portfolio;

     - historical loan loss experience;

     - evaluation of non-performing loans;

     - assessment of economic conditions and their effects on our existing portfolio; and

     - the amount and quality of collateral, including guarantees, securing loans.

     The following factors, however, make our evaluation of our allowance for loan losses more subjective than if our bank had an established operating history:

     - our lack of an operating history may prevent management from accurately predicting loan losses based on historical experience;

     - the local economy has not experienced any significant recessionary periods over the past five (5) years; and

     - because of our small business focus, the principals of the small businesses may have several different types of loans with Lafayette Community Bank and a default on one of these loans may have an adverse effect on the other loans.

     Because of these factors, we may have a higher risk, in comparison to banks with established operating histories, that our loan allowance will not be adequate to absorb future loan losses.

TO THE EXTENT WE CANNOT ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH, WE MAY NEED TO RAISE ADDITIONAL CAPITAL, WHICH COULD DILUTE YOUR OWNERSHIP INTEREST.

     We anticipate that we will need to attract significant levels of deposits to fund our anticipated loan growth. Our ability to attract and maintain such deposit levels will depend on our ability to attract new deposit customers. To the extent that funds generated by our deposit customers are insufficient to fund our loan growth, we may need to raise additional funds through public or private financings. We cannot assure you that we would be able to obtain these funds on terms that are favorable to us. If we do sell additional common shares in the future to raise capital, the sale could significantly dilute your ownership interest.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

     Initially, there will be no established market for our common shares. We cannot guarantee:

     - that any market for our common shares will develop;

     - that any market for our common shares that develops will be liquid;

     - that you will be able to sell the common shares you buy in this offering; or

     - that you will be able to sell the common shares you buy in this offering at any particular price.

     After the offering, we will encourage broker-dealers to buy and sell orders for our common shares on the Over-the-Counter Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market.

     We do not expect a liquid market for our common shares to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this is a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Our officers, directors and advisory board members will own not less than 210,000 common shares after this offering, and may purchase additional shares in an amount necessary to sell the minimum number of shares in this offering, which would further limit the number of shareholders after the offering. If directors and officers purchase a large number of shares, our shares could experience a decrease in marketability following this offering. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common shares.

BECAUSE THE OFFERING PRICE WAS DETERMINED ARBITRARILY AND MAY NOT REFLECT THE MARKET PRICE OF OUR SHARES, IT IS POSSIBLE THAT YOU MIGHT BE OVERPAYING OR UNDERPAYING FOR THE SHARES.

     The offering price of $10.00 per share was arbitrarily determined by Lafayette Community Bancorp in consultation with Keefe, Bruyette & Woods. The price is not based upon earnings or any history of operations and does not necessarily indicate the present or anticipated value of our common shares. The market price of our common shares after the offering could be lower or higher than the offering price.

OUR ORGANIZERS AND DIRECTORS WILL OWN A SIGNIFICANT NUMBER OF COMMON SHARES, WHICH WILL ALLOW THEM TO CONTROL THE MANAGEMENT OF LAFAYETTE COMMUNITY BANCORP.

     We expect that our organizers, directors and advisory board members will own not less than approximately 210,000 common shares after this offering, which will equal approximately 18% of the total number of shares, assuming the offering is fully subscribed, and may purchase additional shares in an amount necessary to sell the minimum number of shares in the offering, although such individuals are not contractually obligated to do so. To the extent that our organizers, directors and advisory board members vote together, they will have the ability to exert significant influence over the election of our board of directors, as well as our policies and business affairs, and their interests may not be the same as yours.

THE EXERCISE OF STOCK OPTIONS WILL CAUSE DILUTION AND MAY DECREASE THE VALUE OF YOUR SHARES.

     We plan to reserve 180,000 shares of common stock of Lafayette Community Bancorp for issuance under stock option plans which we plan to establish. The exercise of these options at an assumed exercise price of $10.00 per share will reduce your proportionate interest in Lafayette Community Bancorp by approximately 20% (assuming a minimum offering) or 15% (assuming a maximum offering) per share. See "Capitalization -- Impact of Stock Options on Dilution" beginning on page 15.

YOU SHOULD NOT EXPECT THAT THE SALES OF THE MINIMUM NUMBER OF SHARES WILL BE MADE ONLY TO UNAFFILIATED PERSONS EXERCISING INDEPENDENT INVESTMENT DISCRETION.

     Our officers and directors and certain shareholders may purchase shares in this offering, on the same terms and conditions as all other purchasers, including purchases necessary to sell the minimum number of shares. Because purchases by these individuals may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that such officer's, director's or shareholder's investment decision is shared by unaffiliated investors.

YOU WILL NOT RECEIVE DIVIDENDS IN THE FORESEEABLE FUTURE.

     We do not intend to pay dividends on our common shares for the foreseeable future. Instead, we intend to reinvest our earnings in our business.

OUR ARTICLES OF INCORPORATION AND BY-LAWS CONTAIN PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN AT A PRICE ATTRACTIVE TO SHAREHOLDERS.

     Our articles of incorporation and by-laws, along with applicable Indiana and federal law, may make it difficult to change or gain control of Lafayette Community Bancorp, even at an attractive price to shareholders. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may reduce the market price of our shares. Some of these provisions may also make the removal of the current board of directors or management more difficult. These provisions include:

     - restrictions on the acquisition of Lafayette Community Bancorp's equity securities;

     - the classification of the terms of the members of the board of directors;

     - shareholders meeting restrictions;

     - the ability of our board of directors to issue serial preferred shares and additional common shares without shareholder approval; and

     - supermajority provisions for the approval of specified business combinations.

     See "Description of Securities" beginning on page 37.

IF WE DO NOT SELL THE MINIMUM OFFERING, YOU WILL HAVE LOST THE USE OF YOUR SUBSCRIPTION FUNDS WHILE THEY ARE HELD IN ESCROW.

     Keefe, Bruyette & Woods has agreed to sell our shares on a best efforts basis. We cannot assure you that Keefe, Bruyette & Woods will sell the minimum of 900,000 shares or the maximum of 1,200,000 shares. If we do not sell at least 900,000 shares before August 23, 2000 (or October 7, 2000 in the event we decide to extend the offering) we will not close the offering and we will return all subscription funds, with interest. See "Plan of Distribution" beginning on page 13.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus, including the summary, contains "forward-looking statements" concerning Lafayette Community Bancorp and Lafayette Community Bank and their operations, performance, financial condition and likelihood of success.

     You can identify these statements by use of terms such as "expect," "believe," "goal," "plan," "intend," "estimate," "may," and "will" or similar words. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section and other parts of this prospectus, that could cause our actual results to differ materially from those anticipated in these forward-looking statements.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of between $8.20 million and $10.99 million, depending on the size of the offering, after deducting commissions and estimated offering expenses. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY LAFAYETTE COMMUNITY BANCORP.

     The following table shows the anticipated use of the proceeds by Lafayette Community Bancorp. We describe Lafayette Community Bank's anticipated use of proceeds in the following section. As shown, at a minimum, we will use $7.50 million to capitalize Lafayette Community Bank. We will initially invest the remaining proceeds in United States government securities. In the long term, we will use these remaining proceeds for operational expenses and other general corporate purposes, including the provision of additional capital to Lafayette Community Bank, if necessary. We may also use the proceeds to expand, for example, by opening additional facilities or acquiring other financial institutions. We currently have no expansion plans.

                                                                 MINIMUM        MAXIMUM
                                                                 OFFERING      OFFERING
                                                                 --------      --------
Gross Proceeds from offering................................    $9,000,000    $12,000,000
Sales agent commission and offering expenses................       801,000      1,011,000
Start-up expenses(1)........................................       350,000        350,000
Investment in capital stock of Lafayette Community Bank.....     7,500,000      9,989,000
Remaining proceeds..........................................    $  349,000    $   650,000

-------------------------
(1) Start-up expenses consist of payroll, occupancy, advertising, supplies and other expenses incurred while getting Lafayette Community Bank ready for opening. Loans from another unrelated financial institution which were used to finance interim start-up expenses and which bear interest at the prime rate, will be repaid promptly following the completion of the offering.

USE OF PROCEEDS BY LAFAYETTE COMMUNITY BANK.

     The following table shows the anticipated use of the proceeds by Lafayette Community Bank. All proceeds received by Lafayette Community Bank will be in the form of an investment in its capital stock by Lafayette Community Bancorp, as described above. The table shows the cost of the temporary and permanent facilities for a period of twelve months from the completion of the offering. Furniture, fixtures, and equipment will be capitalized and amortized over the estimated useful lives of the assets. Lafayette Community Bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct its business.

                                                                 MINIMUM       MAXIMUM
                                                                 OFFERING      OFFERING
                                                                 --------      --------
Investment by Lafayette Community Bancorp in Lafayette
  Community Bank's capital stock............................    $7,500,000    $9,989,000
Furniture, fixtures and equipment...........................       791,000       791,000
Remaining proceeds..........................................    $6,709,000    $9,198,000

DETERMINATION OF OFFERING PRICE.

     The offering price for the common shares were arbitrarily determined by Lafayette Community Bancorp in consultation with our sales agent. This price is not based upon earnings or any history of operations. In determining the offering amount, we took into account the following factors:

     - capital requirements of the FDIC and the Indiana Department of Financial Institutions for Lafayette Community Bank;

     - expenses related to the simultaneous opening of two separate banking offices; and

     - general market conditions for the sale of securities.

                              PLAN OF DISTRIBUTION

GENERAL.

     We will offer the shares to the public for a period of sixty days ending on August 23, 2000. We may, however, in our discretion, extend this offering period by forty-five days to October 7, 2000. We have engaged Keefe, Bruyette & Woods, Inc. to consult with and advise us with respect to the offering. Keefe, Bruyette & Woods has agreed to use its best efforts to solicit subscriptions and purchase orders for our shares. Keefe, Bruyette & Woods will have no obligation to take or purchase any of our shares in the offering. See "Capitalization" on page 14.

     Shares will be offered primarily to persons who reside in the State of Indiana. We also plan to register this offering in Ohio, Michigan, Idaho, Illinois, Kentucky, Maryland, Oklahoma and Florida. If you are not a resident of one of these states, please call the Keefe, Bruyette & Woods, Inc. Stock Information Center at (877) 298-6520 before subscribing. We will provide persons indicating an interest in acquiring our shares with a copy of this prospectus prior to our acceptance of any subscription funds. We will conduct our first closing only if the conditions required to close the minimum offering have been met. In the event that we do not receive regulatory approval from the appropriate regulatory agencies, or we are otherwise unable to complete the offering, we will return all subscription funds, with interest, to investors.

CONDITIONS OF THE OFFERING.

     The offering will expire at 5:00 p.m. Eastern Time on August 23, 2000 unless extended by us to October 7, 2000. The offering is expressly conditioned upon fulfillment of the following conditions within the offering period. The offering conditions, which may not be waived, are as follows:

     - subscriptions for not less than $9,000,000 shall have been deposited with the escrow agent; and

     - Lafayette Community Bancorp shall not have canceled this offering prior to the time funds are withdrawn from the escrow account.

ESCROW OF SUBSCRIPTION FUNDS.

     All accepted subscription funds and documents tendered by investors will be placed in an escrow account with The Farmers & Merchants Bank of Boswell, Indiana, pursuant to the terms of the Escrow Agreement, a form of which is attached to this prospectus as Appendix B. Upon receipt of a certification from Lafayette Community Bancorp during the offering period that subscriptions totaling not less than $9,000,000, including subscriptions from our organizers and management, have been received and fully collected, the escrow agent will release to Lafayette Community Bancorp all subscription funds, together with accrued interest.

     Prior to the disposing of the escrow account, the escrow agent may invest subscription funds in direct obligations of the United States Government, in short-term insured certificates of deposit and/or money market management trusts for short-term obligations of the United States Government, with maturities not to exceed sixty days. Lafayette Community Bancorp will invest the subscription funds in a similar manner after breaking escrow and prior to the time that it infuses capital into Lafayette Community Bank. The escrow agent, by accepting its appointment, in no way endorses the purchase of our shares by any person.

     In the event the offering conditions are not met within the offering period or if we terminate the offering prior to withdrawing the subscription funds, the escrow agent will promptly return to the subscribers their subscription funds, together with their allocable share of interest, if any, earned on the investment of the escrow account, and without deduction of offering expenses. The latest date to which the subscription funds might be held in escrow prior to their return in the event the minimum offering is not reached or final regulatory approval to commence operations is not granted, including Federal Reserve Board approval, is August 23, 2000 (or October 7, 2000 in the event that we decide to extend the offering).

METHOD OF SUBSCRIPTION.

     We may cancel this offering for any reason at any time prior to the release of subscription funds from the escrow account in the event that we elect to cancel the offering in its entirety.

     The minimum subscription is 500 shares and the maximum subscription is 50,000 shares. We may, however, accept subscriptions for more than 50,000 shares in order to reach the minimum offering amount.

     In order to purchase shares you must:

     - complete and sign the Stock Order Form, an example of which is attached as Appendix A to this prospectus;

     - make full payment for your subscription in United States currency by check or money order payable to "The Farmers & Merchants Bank, Trust No. 40-4410-2"; and

     - return your Stock Order Form and full payment to The Farmers & Merchants Bank of Boswell, Indiana in the enclosed reply envelope before the expiration date of the offering.

     Failure to pay the full subscription price shall entitle Lafayette Community Bancorp to disregard the subscription. No subscription agreement is binding until accepted by Lafayette Community Bancorp, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. In determining which subscriptions to accept, we may take into account any factors we believe may be relevant, including the order in which subscriptions are received, a subscriber's potential to do business with Lafayette Community Bank, and factors that may cause an aggregation of ownership under federal banking regulations. No subscription will be deemed accepted until we deliver written notification of acceptance to the subscriber. After a subscription is accepted and proper payment received, we will not cancel such subscription, unless all accepted subscriptions are canceled.

     Once we accept a subscription, it cannot be withdrawn. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber, if any, will be refunded by mail, without interest, within ten days of the date of rejection.

     Certificates representing common shares of Lafayette Community Bancorp, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to Lafayette Community Bancorp from the escrow account.

DIVIDEND POLICY.

     We do not expect to pay any dividends in the foreseeable future. Any profits we earn will be retained and used to finance our growth. We have no current plans to initiate payment of cash dividends, and future dividend policy will depend on Lafayette Community Bank's earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

     Our ability to pay any cash dividends will depend primarily on Lafayette Community Bank's ability to pay dividends to Lafayette Community Bancorp, which depends on the profitability of Lafayette Community Bank. In order to pay dividends, Lafayette Community Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation -- Lafayette Community Bank -- Dividends" on page 26 and "Supervision and Regulation-Lafayette Community Bank -- Capital Regulations" on page 28. In addition to the availability of funds from Lafayette Community Bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

CAPITALIZATION.

     The following table sets forth the estimated capitalization of Lafayette Community Bancorp as of March 31, 2000, and as adjusted to give effect to the sale of the minimum and maximum number of common shares offered with this prospectus, at an assumed offering price of $10.00 per share, net of estimated offering expenses. This table does not include potential dilution for exercise of stock options.

                                                                        AS ADJUSTED
                                                                          MINIMUM           MAXIMUM
                                                          ACTUAL         OFFERING          OFFERING
                                                          ------        -----------        --------
SHAREHOLDERS EQUITY
Common shares -- no par value, 1,000 shares issued
  and outstanding; 901,000 shares issued and
  outstanding as adjusted (minimum); 1,201,000 shares
  issued and outstanding (maximum)(2)................    $ 10,000       $8,209,000(1)     $10,999,000(1)
Deficit accumulated during the development stage.....    (174,413)        (174,413)          (174,413)
       Total shareholders' deficit equity............    $(164,413)     $8,034,587        $10,824,587

-------------------------
(1) Represents the sale of 900,000 shares at $10.00 per share less estimated offering expenses and commissions of approximately $ 801,000 (minimum) and 1,200,000 shares at $10.00 per share less estimated offering expenses of $ 1,011,000 (maximum).

(2) Represents the total number of common shares outstanding after giving effect to a 10 to 1 stock split concerning the 100 shares purchased by Mr. Zimmerman prior to this offering.

     Our organizers, directors and advisory board members have indicated that they intend to purchase not less than approximately 210,000 shares in this offering, and may purchase additional shares in an amount necessary to sell the minimum number of shares in the offering, although such individuals are not contractually obligated to do so. If directors and officers purchase a large number of shares, our shares could experience a decrease in marketability following this offering.

IMPACT OF STOCK OPTIONS ON DILUTION.

     Lafayette Community Bancorp will adopt separate stock option plans providing for (1) the grant of non-qualified stock options to directors of Lafayette Community Bancorp and Lafayette Community Bank; and (2) the grant of both qualified and nonqualified stock options to key employees of Lafayette Community Bancorp and Lafayette Community Bank. The following illustrates basic concepts regarding the potential impact of stock options on dilution.

     - For nonqualified stock options, a gain is measured on the exercise date between the market value and exercise price of the shares, which is recognized by the individual as compensation. Additionally, Lafayette Community Bancorp receives a tax deduction for the amount of gain recognized by the individual. This tax savings is treated as additional payment for the shares and is directly credited to the capital accounts of Lafayette Community Bancorp.

     - For qualified options, no gain is recognized by the individual until the shares acquired upon exercise of the option is sold. The gain is measured on the date the shares are sold between the sales price of the shares and the exercise price of the option. Lafayette Community Bancorp receives no tax deduction in connection with qualified options.

     We have not yet granted any options. Assuming the maximum offering and a grant of 180,000 options exercised at $10.00 per share, we would receive a total of approximately $1,800,000 in new capital and would issue 180,000 shares. This would reduce your proportionate interest in Lafayette Community Bancorp by approximately 15%.

                                    BUSINESS

BACKGROUND

     At the end of 1990, according to data provided by the FDIC website at http://www.fdic.gov., there were approximately 12,000 financial institutions in the United States, which number declined to 8,000 by the end of 1998. This industry consolidation was due, in large part, to larger institutions purchasing smaller institutions and then closing redundant back-office services and branches in the local and regional communities. This consolidation continues in the financial markets and has resulted in the dominance of large commercial banks. At the same time, consolidation also provides a tremendous opportunity for local community banks to fill a void. In 1994 there were 50 de novo community banks chartered in the United States. By 1998 this figure rose to 190 de novo banks.

     We believe that industry consolidation has created significant opportunities in the Tippecanoe County, Indiana communities for us to satisfy the needs of the small businesses, professionals and individuals. The idea to charter a new bank was originally formulated by the organizers as a result of market consolidation in the Tippecanoe County, Indiana areas. The Lafayette Community Bank will provide the small businesses in our service area a community-based banking alternative to the large institutions. The organizers and senior management have had significant experience in the financial industry either directly or through experience as directors of financial institutions. The experience and community connections of all eight organizers and senior management and their knowledge of the Tippecanoe County, Indiana markets led them to identify the need for a locally chartered, owned and operated community bank that would be service-driven and technologically advanced and capable of serving the small businesses of Tippecanoe County, Indiana.

     The directors and management hold strong ties to the community. The directors are all experienced entrepreneurs and business owners who are active participants in the community. The combination of these individuals offers a blend of banking background and non-banking business experience that we believe will contribute to our overall success. Lafayette Community Bank will also establish our advisory board composed of additional community and business leaders to provide further input to management.

BUSINESS STRATEGY.

     The primary service area to be served by Lafayette Community Bancorp is Tippecanoe County, Indiana within which the cities of Lafayette and West Lafayette are located. The combined population of Lafayette and West Lafayette is approximately 73,000. This primary service area represents the geographic areas from which we expect to generate the majority of our business. The primary employers in the service area include Purdue University, Wabash National, Subaru-Isuzu Automotive, Inc., Caterpillar, Inc., Home Hospital, Fairfield Manufacturing, Alcoa and Eli Lilly & Co. We will also seek business in Benton County, White County, Carroll County, Clinton County, Montgomery County, Warren County and Fountain County, Indiana.

     There are no unusual customer groups in the Tippecanoe County market area. Purdue University is within our service area and its presence is evident in the demographic characteristics; however, Tippecanoe County has a diversified economic base that we believe is not overly dependent on any single industry.

     Lafayette Community Bank intends to operate as a full-service financial institution with an emphasis on serving small businesses, professionals and individuals. Therefore, Lafayette Community Bank's product and service line will consist of all traditional banking activities, including the following:

     - LENDING: Lafayette Community Bank will offer loans to individuals, partnerships, and limited liability companies or other corporate borrowers for a variety of purposes. Our anticipated commercial lending will focus on small and medium-sized businesses and will include lines of credit, term loans, equipment loans, letters of credit, commercial real estate, construction, and Small Business Administration lending. Loan products will also include consumer loans, secured and unsecured, auto loans, home equity lines of credit, home improvement loans, general lines of credit including overdraft lines, and mortgage lending. Lafayette Community Bank may also offer loans in excess of its lending limit by selling participations in those loans to correspondent banks. We anticipate that Lafayette Community Bank will set up the capability to sell loans in the secondary market. The volume of loans to be sold will be determined based on asset/liability and capital positions.

     - DEPOSIT: Deposit products will include interest-bearing and non-interest bearing checking accounts, money market savings accounts, certificates of deposit, regular savings accounts, individual retirement accounts, and cash management services.

     - OPERATIONS/OTHER: Lafayette Community Bank will offer ATM services and direct deposit services, and will offer Internet banking services to both retail and commercial customers. Further, while it is our opinion that the market would support trust services, Lafayette Community Bank will not initially offer trust services.

PROPOSED LENDING PRACTICES

     Lafayette Community Bank expects to make loans to individuals and businesses located within its proposed market area. Lafayette Community Bank anticipates that its loan portfolio will consist of commercial loans (70%), residential mortgage loans (20%) and consumer/personal loans (10%), although these percentages are approximations and the actual percentages may vary. Lafayette Community Bank anticipates that its legal lending limit under applicable regulations will be approximately $1.10 million immediately following the offering if the maximum number of shares are sold, based on the legal lending limit of 15% of capital and surplus.

     COMMERCIAL LOANS. We will make commercial loans primarily to small and medium-sized businesses. These loans will be either secured or unsecured and we expect our borrowers to use them for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well other general corporate purposes. Lafayette Community Bank will generally look to a borrower's business operations as the principal source of repayment, but will also receive, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees. In addition, Lafayette Community Bank expects that approximately 75% of its commercial loans will be secured by first mortgages on commercial real estate and that the majority of Lafayette Community's commercial loans that are not mortgage loans will be secured by liens on equipment, inventory and/or other assets of the commercial borrower.

     Commercial lending involves more risk than residential lending because loan balances are greater and repayment is dependent upon the borrower's business. Lafayette Community Bank will attempt to minimize the risks associated with these transactions by generally limiting its exposure to owner-operated properties of customers with an established profitable history. In many cases, risk will be further reduced by limiting the amount of credit to any one borrower to an amount less than Lafayette Community Bank's legal lending limit and avoiding certain types of commercial real estate financings, such as loans secured by properties causing environmental concerns.

     RESIDENTIAL MORTGAGE LOANS. Lafayette Community Bank expects to originate residential mortgage loans, which are generally long-term, with either fixed or variable interest rates. Lafayette Community Bank's anticipated general policy will be to retain all or a portion of its variable interest rate mortgage loans in its loan portfolio and to sell all fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. Lafayette Community Bank also expects to offer home equity loans. Lafayette Community Bank does not expect to retain servicing rights with respect to the majority of the residential mortgage loans that it originates. We anticipate, but cannot assure you, that substantially all of Lafayette Community Bank's residential real estate loans will be secured by first liens on real estate and that the majority of Lafayette Community Bank's personal loans will be home equity loans secured by second liens on real estate.

     PERSONAL LOANS AND LINES OF CREDIT. Lafayette Community Bank will make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. Lafayette Community

Bank expects to retain all of such loans. Depending, in part, on the level of demand among Lafayette Community Bank's customers and other considerations, Lafayette Community Bank may consider offering credit card services.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower's continuing financial stability and are thus likely to be adversely affected by the borrower's job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. Lafayette Community Bank intends to underwrite its loans carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans will have a monthly repayment schedule with the payment amount tied to the borrower's periodic income. Lafayette Community Bank believes that the generally higher yields earned on consumer loans will help compensate for the increased credit risk associated with such loans and that consumer loans will be important to its efforts to serve the credit needs of its customer base.

     LOAN POLICIES. Although Lafayette Community Bank intends to take a progressive and competitive approach to lending, it will stress high quality in its loans. Because of Lafayette Community Bank's local nature, management believes that quality control should be achievable while still providing prompt and personal service. The Bank will adopt written loan policies that will contain general lending guidelines and will be subject to periodic review and revision by the Bank's Loan Committee and its board of directors. These policies will concern loan administration, documentation, approval and reporting requirements for various types of loans.

     Lafayette Community Bank will seek to make sound loans while recognizing that lending money involves a degree of business risk. The Bank's loan policies will be designed to assist Lafayette Community Bank in managing the business risk involved in making loans. These policies will provide a general framework for the Bank's loan operations while recognizing that not all loan activities and procedures can be anticipated. The Bank's loan policies will instruct lending personnel to use care and prudent decision making and to seek the guidance of the Senior Vice President of Lending or President and Chief Executive Officer of Lafayette Community Bank where appropriate.

     The Bank's loan policies will include procedures for oversight and monitoring of its lending practices and loan portfolio. The Bank will have a Loan Committee comprised initially of Mr. Zimmerman and other appropriate lending personnel. Initially, Mr. Zimmerman will have individual signatory authority for loans up to $250,000 and joint signatory authority, along with J. Michael Pechin, for loans up to $550,000. These limits will be subject to review and revision by the Bank's board of directors and its Loan Committee will be responsible for approving all loans that exceed the established limits for the senior officers.

     The Bank's loan policies will provide guidelines for loan-to-value ratios that limit the size of certain types of loans to a maximum percentage of the value of the collateral securing the loans, which percentage varies by the type of collateral, including the following maximum loan-to-value ratios:

     - raw land (65%)

     - improved residential real estate lots (75%)

     - owner-occupied commercial real estate (80%)

     - non-owner occupied commercial real estate (80%)

     - first mortgages on residences (80%)

     - junior mortgages (i.e., second mortgages that are subordinate to a first mortgage loan) on residences (90%)

     The Bank's loan policies will also include other underwriting standards for loans secured by liens on real estate. These underwriting standards are designed to determine the maximum loan amount that a borrower has the capacity to repay based upon the type of collateral securing the loan and the borrower's income. For owner-occupied residential real estate mortgages, the monthly payments on the loan will not exceed 28% of the borrower's monthly income. For owner-occupied commercial real estate mortgages, the annual payments, combined with the borrower's other required debt payments, will not exceed 80% of the borrower's net annual projected cash flow. In addition, the loan policies will require that the Bank obtain a written appraisal by a state certified appraiser for loans secured by real estate in excess of $250,000, subject to certain limited exceptions. The appraiser must be selected by Lafayette Community Bank and must be independent and licensed. For loans secured by real estate that are less than $250,000, the Bank may elect to conduct an in-house real estate evaluation. The Bank's loan policies will also include maximum amortization schedules and loan terms for each category of loans secured by liens on real estate. Loans secured by commercial real estate will be subject to a maximum term of 10 years and a maximum amortization schedule of 20 years. Loans secured by residential real estate with variable interest rates will have a maximum term and amortization schedule of 25 years. The Bank will, at its option, sell to the secondary market loans secured by residential real estate with fixed interest rates, thereby reducing the interest rate risk and credit risk to Lafayette Community Bank. Loans secured by vacant land will be subject to a maximum term of 3 years and a maximum amortization schedule of 10 years.

     The Bank's loan policies will also establish a limit on the aggregate amount of loans to any one borrower. These loan policies will provide that no loan shall be granted where the aggregate liability of the borrower to the Bank will exceed 15% of the Bank's total equity, or $1.10 million. This internal lending limit will be subject to review and revision by the board of directors from time to time.

     In addition, Lafayette Community Bank's loan policies will provide guidelines for:

     - personal guarantees;

     - environmental policy review;

     - loans to employees, executive officers and directors;

     - problem loan identification;

     - maintenance of a loan loss reserve; and

     - other matters relating to Lafayette Community Bank's lending practices.

     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

     - credit risks of a particular borrower;

     - changes in national, regional, or local economic and industry conditions;

     - the duration of the loan; and

     - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

     Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. We anticipate that approximately 75% of our commercial loans will be commercial real estate loans secured by a first lien. While this does not represent a greater percentage of these types of loans in our portfolio than in the portfolios of our competitors, the comparative youth of our portfolio may increase our risk of non-payment. This is because most defaults occur early in the term of a loan.

DEPOSITS.

     The Bank intends to offer a broad range of deposit products, including checking, business checking, savings and money market accounts, certificates of deposit and direct-deposit services. Transaction accounts and certificates of deposit will be tailored to the primary market area at rates competitive with those offered in Tippecanoe County. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Lafayette Community Bank intends to solicit those accounts from individuals, businesses, associations, financial institutions and government entities.

MARKETING STRATEGY.

     The marketing strategy for Lafayette Community Bank involves two primary components: capitalizing on the competitive advantages of community banking, and utilizing technology to provide high-quality service to businesses and residents. We believe that, as a community bank, our growth will be furthered due to strategic advantages that include:

     - higher level of personalized customer service;

     - positive customer perception of local ownership and local management;

     - focus on small-business banking; and

     - typically lower service charges and more favorable interest rates.

     We face significant competition from larger regional banks in our market area. Therefore, the marketing focus of Lafayette Community Bank will be to highlight the competitive advantages of being a locally chartered and managed community bank and to utilize the advantages discussed above to generate growth. We intend to offer competitive rates and fees, but not to necessarily be the lowest cost provider in each market. The features and pricing of our products and services will be competitive; however, we intend to compete on service rather than on rates and fees. We believe that the likelihood of success for this strategy is enhanced by the experience, qualifications, and community involvement of the proposed management and directors.

     The second component of our marketing strategy will be to utilize technology where appropriate to provide convenience and service to our retail and commercial customers. We believe that we may have an advantage over our competitors by being able to invest in the latest technologies without having to incur the additional financial and operational costs associated with converting and upgrading existing systems. We intend to provide products and services via the Internet, including cash management services to our retail and commercial customers.

     We believe that, by using a combination of the competitive advantages of community banking and the convenience of technology, Lafayette Community Bank will be able to meet the needs of businesses and residents in Tippecanoe County, Indiana and surrounding areas.

COMPETITION.

     TIPPECANOE COUNTY, LAFAYETTE/WEST LAFAYETTE. As of June 30, 1999, the primary service area of Tippecanoe County was served by 48 financial institution offices, 44 of which were bank or savings and loan offices. Total deposits in Lafayette/West Lafayette increased by 0.7% or $10.5 million, between June 30, 1998 and June 30, 1999. Deposits from June 1998 to June 1999 increased by nearly 3% or $50 million.

     The most significant competitive change that has occurred in Lafayette/West Lafayette was the acquisition of NBD, N.A. by Union Planters Bank, N.A. in 1999, which affected nearly 20% of deposits in Lafayette/West Lafayette.

     Total deposits in Tippecanoe County grew by more than 4% between 1997 and 1999, reaching $1.5 billion in June 1999. Lafayette/West Lafayette represents approximately 80% percent of total deposits in Tippecanoe County.

     SUMMARY. In reviewing the competitive nature of the Tippecanoe County market, there are two positive characteristics that suggest the potential for success of Lafayette Community Bank. First, the market has a significant deposit base, which has provided growth for the majority of financial institutions serving the areas. The overall size of the deposit base in the market suggests the opportunity for Lafayette Community Bank to generate deposit growth. Second, the presence of locally-owned and managed community banks in the market is limited. Larger regional banks hold nearly 68% percent of market share in Tippecanoe County. While the larger regional banks in the markets are strong, we believe that Lafayette Community Bank will attract business by offering a higher level of customer service and by benefiting from positive customer perception of local ownership, local management, and community involvement. Though no assurances can be given, we believe that the large share of deposits held by the larger regional banks provide Lafayette Community Bank with the opportunity to effectively position itself as a stable and attractive community banking alternative.

COMMUNITY INVOLVEMENT.

     We realize that our success will be dependent on the success of the local communities of Tippecanoe County, Indiana. We plan to attract and maintain support in the community through the following three methods:

     - Public offering -- This public offering of our shares will give residents in the community an opportunity to have an ownership interest in Lafayette Community Bancorp from its inception and be part of its future success.

     - Community participation -- Our directors, officers and advisory directors are currently and will continue to be members of civic, social and religious organizations, through which we will maintain regular contact with various leaders throughout the community. This type of association will provide a forum for exchange of thoughts and ideas regarding a variety of subjects, including identification of community needs and ways in which we can assist.

     - Community communication -- We plan to maintain consistent, ongoing communication with Tippecanoe County, Indiana residents. We will use advertising and public relations tools to consistently inform the communities of our products, services and involvement in local activities and community development.

EMPLOYEES.

     We anticipate that, when Lafayette Community Bank opens for business, it will employ approximately twelve full-time employees and five part-time employees. Initially, the executive officers of Lafayette Community Bank will consist of three individuals, the Chief Executive Officer and President, the Senior Vice-President of Lending, and Senior Vice-President and Controller. The remaining employees will provide personal banking services to customers and staff support in the areas of accounting, lending and operations. Other non-banking services such as data processing, compliance and internal audit will be outsourced to companies specializing in these areas.

     We expect that total compensation for Lafayette Community Bank's employees for the first year of operations will be approximately $517,000. We have no plans for any significant increases in compensation for the second and third years unless significant increases in deposits and loans occur that would require additional staff. We also intend to provide employees with benefit programs, including medical insurance, paid vacation time and sick leave, and employee stock options.

LITIGATION.

     We are not a party to any pending legal proceedings.

                            DESCRIPTION OF PROPERTY

     Our headquarters and the main office banking center will be located at 2 North 4th Street, Lafayette, Indiana 47901. We have entered into a five-year lease agreement for the property, with two five-year renewal options. The two-story brick and frame structure contains approximately four thousand square feet per level. The annual base rent is approximately $78,000. The facility will include a vault, safe deposit boxes, personal banker stations, an automated teller machine, a night depository drop and drive-up teller stations.

     We have also entered into a lease for a branch office facility at 2136 Greenbush Street, Lafayette, Indiana 47905. The facility will be used as a branch office once we receive our charter.

                               PLAN OF OPERATION

     We formed Lafayette Community Bancorp to own and hold all of the common stock of Lafayette Community Bank. In November of 1999, our organizers filed applications with the Indiana Department of Financial Institutions and with the FDIC to receive an Indiana state bank charter and federal deposit insurance. The Indiana Department of Financial Institutions and FDIC have, respectively, granted us a charter and deposit insurance, subject to the completion of certain conditions, including, among other things, our compliance with legal requirements imposed by Indiana law and the FDIC, including capitalization of Lafayette Community Bank with at least a specified minimum amount of capital not less than approximately $7.5 million. We have filed an application with the Federal Reserve Board to become a bank holding company, which must be approved before we can acquire the capital stock of Lafayette Community Bank. We expect to receive Federal Reserve Board approval by the early third quarter of 2000.

     Our profitability will be dependent upon the successful operations of Lafayette Community Bank. New banks are typically not profitable in the first year of operation and sometimes do not become profitable for several years, if at all. At March 31, 2000, our accumulated deficit was $164,413. We will continue to incur pre-opening expenses until Lafayette Community Bank commences operations. We expect to incur total pre-opening expenses of approximately $350,000. Based upon industry standards, management's experience and current market demand, we believe that Lafayette Community Bank will begin to be profitable in the third quarter of the second year of operations. We cannot assure you, however, that Lafayette Community Bank will be profitable, or if profitable, that its earnings will be comparable to those of similar banking institutions. Please refer to the "Risk Factors" section of this prospectus for a more detailed explanation of the risks associated with the purchase of our common stock.

     We face stiff competition in making loans and attracting deposits in our service area. In order to overcome this competitive environment, we plan to become the premier community based financial institution in our service areas by providing personalized bank products and traditional bank services to individuals, small businesses, professionals and other local organizations. We intend to employ professional and consumer friendly individuals who can "think outside of the box". While Lafayette Community Bank will provide personal computer banking and telephone banking for customers who want this convenience, customers will still be able to talk with employees and have their transactions handled by employees who have the authority and knowledge to take care of them. We plan to open Lafayette Community Bank with approximately twelve full-time employees and five part-time employees and expect that this number of employees will be sufficient for our first three years of operations.

     Our operating principles are based on superior customer service through knowledgeable employees and efficient operating systems and technology. Policies and procedures will be tailored to the local markets rather than larger regional or state areas.

     Our directors and management plan to focus on the small businesses within our market, residential real estate mortgages and a growing consumer market. They will rely principally on themselves, advisory directors, shareholders, management and employees for business development.

     Over the next twenty-four to thirty-six months, we plan to continue to offer competitive products in our market and do not expect to have any trouble satisfying our cash requirements for funding loans. We do not plan to pay the highest rates on deposits, but feel we can compete by offering exceptional customer service. At the same time we do not expect to charge the lowest rates and fees on our loans. We will work with customers to design products and systems that will meet their individual needs, without just being another low cost provider.

     Assuming this offering is fully subscribed, we do not presently anticipate any need to raise additional capital for the next five years.

     We anticipate that expenditures for furniture, fixtures, and equipment will be approximately $791,000 in the first year of operation. Our largest expenditure items will be for bank equipment such as vaults, safe deposit boxes, ATMs, personal computers, teller equipment and leasehold improvements. These expenditures are expected to meet our needs for the next few years.

                           SUPERVISION AND REGULATION

     Both Lafayette Community Bancorp and Lafayette Community Bank will operate in highly regulated environments and will be subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the FDIC, and the Indiana Department of Financial Institutions. The laws and regulations established by these agencies are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and following with the FDIC Improvement Act of 1991, numerous additional changes have been proposed. Moreover, we will also be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole, including our operations. Accordingly, our operations may be affected by legislative changes and the policies of various regulatory authorities.

     For example, on November 12, 1999, the President signed into law the Financial Services Modernization Act, which is comprehensive legislation that modernizes the financial services industry for the first time in decades. The legislation permits bank holding companies to conduct essentially unlimited securities and insurance activities, in addition to other activities determined by the Federal Reserve Board to be related to financial services. As a result, Lafayette Community Bancorp would be able to underwrite and sell securities and insurance. It would also be able to acquire, or be acquired by, brokerage firms and insurance underwriters. We have not had an opportunity to assess the impact of the legislation on our operations, but at the present time we do not anticipate significant changes in our anticipated products or services. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

LAFAYETTE COMMUNITY BANCORP.

     Because we will own the outstanding capital stock of Lafayette Community Bank, we will be deemed a bank holding company under the federal Bank Holding Company Act of 1956.

     THE BANK HOLDING COMPANY ACT. Under the Bank Holding Company Act, Lafayette Community Bancorp will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank holding company level will be limited to:

     - banking, managing or controlling banks;

     - furnishing services to or performing services for its subsidiaries; and

     - engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

     INVESTMENTS, CONTROL, AND ACTIVITIES. With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     - acquiring substantially all the assets of any bank;

     - acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

     - merging or consolidating with another bank holding company.

     In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either Lafayette Community Bancorp has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Our common shares will be registered under sec. 15(d) of the Securities Exchange Act of 1934 upon the first closing of this offering. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

     - making or servicing loans and certain types of leases;

     - engaging in certain insurance and discount brokerage activities;

     - performing certain data processing services;

     - acting in certain circumstances as a fiduciary or investment or financial adviser;

     - owning savings associates; and

     - making investment in certain corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board imposes capital requirements on Lafayette Community Bancorp under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, Lafayette Community Bancorp is able to borrow money to make a capital contribution to Lafayette Community Bank, and these loans may be repaid from dividends paid from Lafayette Community Bank to Lafayette Community Bancorp.

     Lafayette Community Bancorp is a corporation separate and distinct from Lafayette Community Bank. Because most of Lafayette Community Bancorp's revenues will be received by it in the form of dividends or interest paid by Lafayette Community Bank, our ability to pay dividends will be subject to regulatory restrictions as described below in "Lafayette Community Bank -- Dividends." The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. The FDIC possesses similar enforcement powers over the Bank as an incident of the deposit insurance it provides to the Bank's depositors. The "prompt corrective action" provisions of the FDIC Improvement Act impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. As described below in "Description of Securities," in addition to the restrictions on dividends imposed by the Federal Reserve, the laws of the State of Indiana impose certain restrictions on the declaration and payment of dividends by Indiana corporations such as Lafayette Community Bancorp.

     Lafayette Community Bancorp is also able to raise capital for contribution to Lafayette Community Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     SOURCE OF STRENGTH. In accordance with Federal Reserve Board policy, Lafayette Community Bancorp will be expected to act as a source of financial strength to Lafayette Community Bank and to commit resources to support Lafayette Community Bank in circumstances in which Lafayette Community Bancorp might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

LAFAYETTE COMMUNITY BANK.

     Lafayette Community Bank will operate as an Indiana-chartered banking corporation subject to examination by the Indiana Department of Financial Institutions. Deposits in Lafayette Community Bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

     The Indiana Department of Financial Institutions and the FDIC will regulate or monitor virtually all areas of Lafayette Community Bank's operations, including:

     - security devices and procedures;

     - adequacy of capitalization and loss reserves;

     - loans;

     - investments;

     - borrowings;

     - deposits;

     - mergers;

     - issuances of securities;

     - payment of dividends;

     - interest rates payable on deposits;

     - interest rates or fees chargeable on loans;

     - establishment of branches;

     - corporate reorganizations;

     - maintenance of books and records; and

     - adequacy of staff training to carry on safe lending and deposit gathering practices.

     Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate, as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

     - internal controls;

     - information systems and audit systems;

     - loan documentation;

     - credit underwriting;

     - interest rate risk exposure; and

     - asset quality.

     DEPOSIT INSURANCE. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which established a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to the Bank Insurance Fund or the Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits (depending on capital levels and risk profile, as determined by the institution's primary federal regulator) on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered and eventually eliminated premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including Lafayette Community Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase Lafayette Community Bank's cost of funds, and we may not be able to pass these costs on to our customers.

     TRANSACTIONS WITH AFFILIATES AND INSIDERS. Lafayette Community Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of Lafayette Community Bank's capital and surplus and, as to all affiliates combined, to 20% of Lafayette Community Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

     Lafayette Community Bank will also be subject to the provisions of Section 23B of Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Lafayette Community Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit:

     - must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

     - must not involve more than the normal risk of repayment or present other unfavorable features.

     DIVIDENDS. As a state-chartered commercial bank organized under Indiana law, Lafayette Community Bank may pay dividends from its undivided profits in an amount declared by its board of directors, subject to prior approval of the Indiana Department of Financial Institutions if the proposed dividend, when added to all prior dividends declared during the current calendar year, would be greater than the current year's "net profits" and retained "net profits" for the previous two calendar years.

     The FDIC Improvement Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice.

     BRANCHING AND ACQUISITIONS. Branching by Lafayette Community Bank is subject to the jurisdiction, and requires the prior approval, of the FDIC and the Indiana Department of Financial Institutions. Under current law, banks chartered by the State of Indiana may establish branches throughout the state and in other states. Congress authorized interstate branching, with certain limitations, beginning in 1997. In 1996, the Indiana General Assembly adopted statutes authorizing Indiana financial institutions to establish one or more branches in states other than Indiana through interstate merger transactions and to establish one or more interstate branches through de novo branching or the acquisition of a branch.

     Bank holding companies, such as Lafayette Community Bancorp, are prohibited by the Bank Holding Company Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, Lafayette Community Bancorp is prohibited by the Bank Holding Company Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The Bank Holding Company Act does not place territorial restrictions on the activities of such nonbanking-related activities.

     The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate approvals from the Federal Reserve and the Director of the Office of Thrift Supervision, to acquire control of any savings association or thrift holding company. Similarly, a thrift holding company may acquire control of a bank. A savings association acquired by a bank holding company cannot continue any non-banking activities not authorized for bank holding companies.

     INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 allows bank holding companies to acquire banks anywhere in the United States subject to certain state restrictions, and permits an insured bank to merge with an insured bank in another state without regard to whether such merger is prohibited by state law. Additionally, an out-of-state bank may acquire the branches of an insured bank in another state without acquiring the entire bank; provided, however, that the law of the state where the branch is located permits such an acquisition. Bank holding companies also may merge existing bank subsidiaries located in different states into one bank.

     An insured bank subsidiary may act as an agent for an affiliated bank or savings association in offering limited banking services (receive deposits, renew time deposits, close loans, service loans and receive payments on loans obligations) both within the same state and across state lines.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could result in the imposition of additional requirements and limitations on Lafayette Community Bank.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Lafayette Community Bank are subject to state usury laws and federal laws concerning interest rates. Lafayette Community Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

     - Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

     - rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

     The deposit operations of Lafayette Community Bank also are subject to the:

     - Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - Electronic Funds Transfer Act, and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking service.

     Our results of operations will be materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability will be dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings. Consequently, we will be particularly sensitive to interest rate fluctuations. We plan to sell to in secondary market all fixed rate loans secured by residential real estate in order to reduce interest rate risk.

     CAPITAL REGULATIONS. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Lafayette Community Bancorp or Lafayette Community Bank will be subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and Lafayette Community Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

     Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

     - submit a capital restoration plan;

     - raise additional capital;

     - restrict their growth, deposit interest rates, and other activities;

     - improve their management;

     - eliminate management fees; or

     - divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect us in several ways. If we grow at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

     The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

     Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

     ENFORCEMENT POWERS. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

     RECENT LEGISLATIVE DEVELOPMENTS. On November 12, 1999, the President of the United States signed into law the Financial Services Modernization Act of 1999 which contains a number of provisions that will fundamentally alter the banking and financial services industries. The Financial Services Modernization Act repeals Section 20 of the Banking Act of 1933, commonly known as the Glass-Steagall Act, which generally has separated commercial from investment banking. This new law will also, for the first time, allow banks, securities firms and insurance companies to affiliate in a new financial holding company structure.

     Under the Financial Services Modernization Act, national bank affiliates will be able to conduct a broad range of financial activities, including providing insurance and securities services. However, the national bank must be well-capitalized and well-managed. In addition, insurance and securities activities will be functionally regulated. For example, the Securities and Exchange Commission will regulate most national bank affiliates' securities activities and the states will regulate their insurance activities. This new law preserves the thrift charter, but bars new unitary thrift holding companies from approval that were applied for after May 4, 1999.

     Neither Lafayette Community Bancorp nor Lafayette Community Bank can predict what impact the Financial Services Modernization Act will have on financial institutions. One consequence may be increased competition from large financial services companies that, under this new law, will be permitted to provide many types of financial services to customers.

     EFFECT OF GOVERNMENTAL MONETARY POLICIES. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

DIRECTORS AND OFFICERS.

     Set forth below is information regarding Lafayette Community Bancorp's and Lafayette Community Bank's executive officers and directors. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors will be elected each year to serve three year terms. The terms of office of the classes of directors expire as follows:
Class I at the 2003 annual meeting of shareholders, Class II at the 2002 annual meeting of shareholders and Class III at the 2001 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors, a summary of the background and experience of each of these individuals is set forth below.

     David R. Zimmerman, age 41, Director, President and Chief Executive Officer of Lafayette Community Bancorp, will be the President and Chief Executive Officer of Lafayette Community Bank. Mr. Zimmerman has over 17 years of experience in the banking industry which began in 1984 with Lafayette Bank & Trust, Lafayette, Indiana. Mr. Zimmerman was the Vice-President, Commercial Lending when he left Lafayette Bank & Trust in 1999 to form Lafayette Community Bancorp. Prior to his experience with Lafayette Bank & Trust, he attended Purdue University, obtaining an undergraduate degree in Finance. Mr. Zimmerman has attended numerous banking and financial institution management courses with the American Institute of Banking and the Bank Administration Institute, respectively. Mr. Zimmerman has lived in Lafayette for 20 years. His past and present civic activities include involvement with Junior Achievement, the Lafayette Rotary Club, the Relators Association, the Greater Lafayette Builders Association, the Lafayette Chamber of Commerce, the United Way, Legal Aid and the Downtown Business Center.

     Edward Chosnek, age 52, senior attorney and majority owner of the Lafayette, Indiana law firm of Pearlman, Chosnek, Morrissey & Hopson, P.C. currently serves as Chairman of the Board of Directors of Lafayette Community Bancorp. Mr. Chosnek attended Purdue University, obtaining an undergraduate degree in Pre-Law, and Indiana University, where he obtained his law degree. He has lived in Lafayette for 51 years. He is active in the Indiana State and American Bar Associations, the Association of Trial Lawyers of America, the Indiana Bar Foundation, the Tippecanoe County Bar Association, the Private Panel Bankruptcy Trustees, Tippecanoe Legal Aid Association, the Tippecanoe County Historical Association and the Lafayette Chamber of Commerce.

     John R. Basham, II, age 53, Director, owner and operator of Basham Rentals, Lafayette, Indiana, is a lifelong resident of Lafayette. Mr. Basham worked at Eli Lilly & Co. from 1969-97 during which time he served as Senior Environmental Control Operator. His community activities include involvement in the Acting Theatre, the Colt World Series, the Purdue University All-American Club and Vision 21.

     Donald J. Ehrlich, age 62, is Director, President, Chief Executive Officer and Chairman of the Board of Wabash National Corporation, Lafayette, Indiana. Mr. Ehrlich has been associated with Wabash National Corporation since 1985. Mr. Ehrlich presently serves on the board of directors of Danaher Corporation, Washington, D.C., a real estate company, in addition to serving as a board member of Indiana Secondary Market, a student loan service company. He attended Purdue University. Currently, Mr. Ehrlich serves as a director for the Danaher Corporation, the Indiana Secondary Market and the Truck Trailer Manufacturer's Association and serves on the Advisory Council for Purdue University. In 1992, Mr. Ehrlich was voted National Entrepreneur of the Year by Inc., Magazine, Merrill Lynch and Ernst & Young, LLP.

     Steven Hogwood, age 43, Director, owns and operates as a franchisee numerous fast-food restaurants in the Lafayette area. Mr. Hogwood served as Executive Director of Operations of the McDonald Corporation, Oakbrook, Illinois from 1976-1995. He attended Rhema Bible College, Tulsa, Oklahoma, obtaining a Bachelor degree. Currently, Mr. Hogwood serves as a director for the Indiana Business College and Junior Achievement of White County, Indiana and is the Chairman for Public Relations for the Indianapolis, Indiana area. He is the former President of Black McDonald's Operators Association, as well as the former Vice-President of Indiana McDonald's Operators Association.

     Connie L. Koleszar, age 41, Director, currently serves as Assistant Secretary and Director of Investor Relations of Wabash National Corporation, Lafayette, Indiana. Ms. Koleszar has been associated with Wabash National Corporation since 1985. She attended Ivy Technical College, completing the legal secretary program in 1980. Ms. Koleszar serves on the Community Relations Committee at Wabash National Corporation.

     Thomas A. McDonald, age 34, Director, is self-employed in the residential and commercial real estate business in and around the Lafayette area. Mr. McDonald is a lifelong resident of Lafayette. He attended Purdue University. His past and present community activities includes involvement in the United Way and the Lafayette YMCA. Mr. McDonald formerly served as a board member for the Industrial Credit Union.

     Steven W. Norfleet, age 50, Director, is President and owner of Norfleet Builders, a residential and commercial building and development company located in Lafayette, Indiana. Mr. Norfleet has been a lifelong resident of Lafayette. Mr. Norfleet is a director of the Lafayette Greater Progress. He is a former director of Homebuilders Association and is a Life Member of the Indiana Street Route Association.

     Michael T. Mootz, age 41, will be the Senior Vice-President, Controller of Lafayette Community Bank. Mr. Mootz has approximately 12 years of experience in the banking industry which began in 1988 with Peoples Bank & Trust Company, Indianapolis, Indiana. Mr. Mootz was the Assistant Vice-President, Accounting Manager when Peoples Bank & Trust was acquired by Fifth-Third Bank in November, 1999. Prior to his experience with Peoples Bank & Trust and Fifth-Third Bank, he attended Indiana University Purdue University -- Indianapolis, obtaining an undergraduate degree in Business Finance. Mr. Mootz was born and raised in Indiana.

     J. Michael Pechin, age 33, will be the Senior Vice-President, Senior Loan Officer of Lafayette Community Bank. Mr. Pechin has over 11 years of experience in the banking industry which began in 1989 with Lafayette Bank & Trust Company, Lafayette, Indiana. Mr. Pechin was the Vice-President, Commercial Loan Officer when he left Lafayette Bank & Trust in March, 2000. Prior to his experience with Lafayette Bank & Trust Company, he attended Illinois Benedictine College, Lisle, Illinois, obtaining undergraduate degrees in business and economics. Mr. Pechin has lived in the Lafayette area for 29 years. His past and present civic activities include President and past board member of the Tippecanoe County Mental Health Association, past treasurer of the Lafayette Chapter NARI and involvement in St. Lawrence grade school athletics.

GENERAL.

     Initially, our board will consist of eight directors, seven of whom will be independent directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. In accordance with our Articles of Incorporation, the initial term of office of directors of Class I will expire at the annual meeting of the shareholders to be held in 2003 and when their respective successors are duly elected and qualified; the initial term of the office of directors of Class II will expire at the annual meeting of shareholders to be held in 2002 and when their respective successors are duly elected and qualified; and the initial term of the office of directors of Class III will expire at the annual meeting of shareholders to be held in 2001 and when their respective successors are duly elected and qualified. Currently, Messrs. Chosnek, Ehrlich, Norfleet and Zimmerman and Ms. Koleszar comprise Class II. Messrs. Basham, Hogwood and McDonald comprise Class III. Class I currently has no directors.

     At each annual meeting of shareholders, successors to the directors whose term expires at the annual meeting will be elected for three-year terms. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting in an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office. The executive officers of

Lafayette Community Bancorp and Lafayette Community Bank are elected annually by the board of directors following the annual meeting of shareholders and serve at the pleasure of the board.

COMMITTEES OF THE BOARD OF DIRECTORS.

     The Bank's board of directors has established five committees. These committees will meet with management on a regularly scheduled basis to review the Bank's policies, procedures and operating performance on particular functional areas. The activities of all committees are reviewed by the board of directors. These committees are established in accordance with the bylaws of Lafayette Community Bank, which may be changed from time to time by a majority vote of Lafayette Community Bank board of directors.

     The Senior Loan and Investment Committee consists of those individuals who comprise the Lafayette Community Bancorp board of directors, in addition to Michael T. Mootz and J. Michael Pechin, who are executive officers of the Bank. The primary responsibilities of the Senior Loan and Investment Committee are to review and approve loans over particular limits and enforce, review and approve changes to Lafayette Community Bank's lending policies and procedures.

     The Executive Committee is comprised of four directors. The directors currently serving on this Committee are Messrs. Zimmerman, Chosnek, Ehrlich and Norfleet. The Executive Committee meets as needed, and its primary responsibilities include exercising the authority of the board of directors in between board meetings, to the extent permitted by law. The Executive Committee is also responsible for establishing investment, liquidity, and asset and liability policies, and review the investment portfolio and liquidity and asset/liability position.

     The Compensation Committee is comprised of four directors, with its primary responsibilities being the review of personnel policies and practices and evaluation of senior management. The directors currently serving on the Compensation Committee are Messrs. Zimmerman, Chosnek, Ehrlich and Norfleet.

     The Audit/Compliance Committee is comprised of four directors, with its primary responsibilities being the review of internal and external auditors' reports, the review of internal loan review reports, evaluation of the internal auditor and independent accountants, and the review of regulatory examination results. The directors currently serving on this Audit/Compliance Committee are Messrs. Zimmerman, Chosnek, Ehrlich and Hogwood.

ADVISORY BOARD.

     The Bank's board of directors has established an advisory board. The advisory board will meet with the Bank's management on a regularly scheduled basis. The activities of the advisory board are reviewed by the Bank's board of directors. The advisory board is established in accordance with the bylaws of the Bank, which may be changed from time to time by a majority vote of the Bank's board of directors. Our company's board of directors has selected Jack Corns, Jim Keene, Ronald Melichar, Dick Murray, Sandy Pearlman, Robert Roswarski, Harvey James (Ike) Tarvin, and Don Teder to comprise the advisory board. A brief summary of the background of each of these individuals is set forth below.

     Jack Corns is a graduate of East Tipp High School and the Purdue University Krannert School of Business, majoring in economics. He is retired from Alcoa, where he served as Chief Mill Accountant, and currently owns and operates C&N Enterprises, a property management company. Mr. Korns is a former officer of the National Association of Accountants and former President of Aqua Pure. He is a current member of the Conservation Club and a developer of the Deer Haven subdivision.

     Jim Keene is a member of the Lafayette Chamber of Commerce and the Builders Association of Greater Lafayette. He attended Indiana University, majoring in marketing. He also has a graduate degree in finance from the Indiana University School of Business.

     Ronald Melichar is currently, and has been since 1985, a Judge in the Tippecanoe Circuit Court. He obtained his undergraduate degree from the University of Notre Dame and earned his law degree from Indiana University. He currently sits on the board of directors of the Friendship House.

     Dick Murray is a current board member of the Jefferson High Booster Club and a sustaining member and annual contributor to the Boy Scouts, Girl Scouts, YMCA and the Boys & Girls Club of Lafayette. Mr. Murray is a former assistant Scoutmaster for Boy Scout Troop 313 and has been actively involved in youth athletics, having coached in the Greater Lafayette Soccer Club, the Murdock Youth Baseball League and the Mustang, Bronco and Pony League baseball organizations.

     Sandy Pearlman is a member of the Indiana Lawyers Auxiliary and currently serves as a member on the board of directors of the Lafayette Symphony Foundation. She formerly served as a member of the United Way Board and has previous affiliations with Friends of Downtown Lafayette, the Allocation Committee for United Way, the Downtown Business Board, the St. Elizabeth Hospital Auxiliary, the Purdue Woman's Club and the Legal Aid board of directors.

     Robert Roswarski is currently Vice President of Hedgewood Neighborhood Association and a member of Carpenters Union #215.

     Harvey James (Ike) Tarvin is President of Lighthouse, Inc. He is a member of Who's Who of Executives and Professionals and is a former member of the Illinois Manufacturing Housing Board. He formerly served as Executive President of Goldman & Associates, as well as President of the McLeon County Chapter Manufacturing Housing & Community board of directors.

     Don Teder, a certified insurance counselor, is a member of the Professional Insurance Association, the Lafayette Chamber of Commerce and the Day Bread Rotary. Mr. Teder graduated from Purdue University.

COMPENSATION OF DIRECTORS.

     Employee directors of Lafayette Community Bancorp, other than Mr. Zimmerman, will receive no compensation for their services as directors. Mr. Zimmerman will receive $200 for each Lafayette Community Bancorp Board of Directors meeting attended and $25 for each committee meeting attended. Non-employee directors of Lafayette Community Bancorp will receive reimbursement of reasonable expenses incurred in serving as a director. In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director of Lafayette Community Bancorp will receive $250 for each meeting of the Board of Directors attended and $50 for each committee meeting attended. Additionally, the Chairman of the board of directors of Lafayette Community Bancorp will receive $10,000 per year.

EXECUTIVE COMPENSATION.

     Lafayette Community Bancorp and David R. Zimmerman have entered into a three-year employment agreement to retain Mr. Zimmerman as its Chief Executive Officer and President. The employment agreement renews automatically for an additional year unless either party furnishes the other of its intent to terminate the agreement. Mr. Zimmerman's employment agreement commenced on January 1, 2000. If we do not commence the operations of Lafayette Community Bank, we must continue paying Mr. Zimmerman under his employment agreement for a period of three years from the commencement date of his agreement.

     Mr. Zimmerman will receive an annual base salary of $105,000 and will be eligible for bonuses at the discretion of the board of directors. Mr. Zimmerman will also be eligible to participate in all employee benefit plans, stock option plans, health insurance and other fringe benefits commensurate with their positions.

     The employment agreement entitles Mr. Zimmerman to a payment equal to 2.99 times his then base compensation if termination occurs within two years of a "change in control", as defined in the agreement. In addition, all previously granted stock options will vest in the event of a termination of employment upon a change in control.

DIRECTORS' AND KEY EMPLOYEES' STOCK OPTION PLANS.

     Lafayette Community Bancorp will adopt separate stock option plans for Directors of Lafayette Community Bancorp and Lafayette Community Bank and for officers and key employees of Lafayette Community Bancorp and Lafayette Community Bank. Under the option plans, options for an aggregate not to exceed 180,000 shares of common stock of Lafayette Community Bancorp may be granted. Lafayette Community Bancorp will not grant options in excess of 15% of the outstanding shares for a period of one year following this offering. The Board of Directors of Lafayette Community Bancorp believes these plans provide an important incentive to those who will be instrumental to the success of Lafayette Community Bancorp and of Lafayette Community Bank and will encourage such persons to continue their service with Lafayette Community Bancorp and Lafayette Community Bank. A description of each of the plans is set forth below but such descriptions are qualified in their entirety by reference to the complete plans.

     During the term of the options, the individuals who hold such options will be given the opportunity to benefit if the value of the common shares increases. In the event that the options are exercised, there may be some resulting dilution in the per share book value of Lafayette Community Bancorp at the time of exercise or issuance, and there will be a reduction in the percentage ownership in Lafayette Community Bancorp by the other shareholders.

     2000 Key Employees' Stock Option Plan. The Board of Directors of Lafayette Community Bancorp adopted a stock option plan which provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and of nonqualified stock options. The plan provides for the award of stock options to executive officers and key employees of Lafayette Community Bancorp and Lafayette Community Bank. The exercise price per share for all options granted under the plan will not be less than the greater of $10.00 per share or the fair market value of a share on the date of grant. The plan was approved by the board of directors of Lafayette Community Bancorp prior to the offering.

     Options may be granted under the plan only to officers and other key employees who are in positions to make significant contributions to the success of Lafayette Community Bancorp. A committee consisting of individuals appointed by the board of directors of Lafayette Community Bancorp will administer the plan.

     The stock option agreement between the Company and the optionee shall vest in accordance with the following schedule:

                                                                PERCENTAGE OF
                        VESTING DATE                            OPTIONS VESTED
                        ------------                            --------------
First Anniversary of Date of Option Grant...................        20.0%
Second Anniversary of Date of Option Grant..................        20.0%
Third Anniversary of Date of Option Grant...................        20.0%
Fourth Anniversary of Date of Option Grant..................        20.0%
Fifth Anniversary of Date of Option Grant...................        20.0%

     Notwithstanding the above schedule, the committee may, in its discretion, accelerate the time(s) at which all or any part of an option may be exercised. In no event will any incentive stock options be exercisable later than ten years after date of grant. No option will be granted under the plan after October 7, 2010.

     A total of 96,000 shares of common stock of Lafayette Community Bancorp have been reserved for issuance under the plan. No options are currently outstanding under the plan.

     2000 Directors' Stock Option Plan. The Board of Directors of Lafayette Community Bancorp adopted a nonqualified stock option plan which provides for the grant of nonqualified stock options to those individuals who serve as Directors of Lafayette Community Bancorp or Lafayette Community Bank. The Directors' plan was also approved by the board of directors of Lafayette Community Bancorp prior to the offering. A committee consisting of individuals appointed by the board of directors of Lafayette Community Bancorp will administer the plan.

     The Directors' plan provides for the grant of nonqualified stock options with an exercise price per share of the greater of the public offering price of $10.00 per share or the fair market value of a share on the date of grant.

     The stock option agreement between the Company and the optionee shall vest in accordance with the following schedule:

                                                                PERCENTAGE OF
                        VESTING DATE                            OPTIONS VESTED
                        ------------                            --------------
First Anniversary of Date of Option Grant...................        20.0%
Second Anniversary of Date of Option Grant..................        20.0%
Third Anniversary of Date of Option Grant...................        20.0%
Fourth Anniversary of Date of Option Grant..................        20.0%
Fifth Anniversary of Date of Option Grant...................        20.0%

     Notwithstanding the above schedule, the committee may, in its discretion, accelerate the time(s) at which all or any part of an option may be exercised. In no event will any incentive stock options be exercisable later than ten years after date of grant. No option will be granted under the plan after October 7, 2010.

     A total of 84,000 shares of common stock of Lafayette Community Bancorp have been reserved for issuance under the plan. No options are currently outstanding under the plan.

     An individual will become eligible to receive grants of options under the plan upon his election to a qualifying board of directors but will not receive additional options because he is a member of more than one such board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporation, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 26. These transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features.

     Loans to individual directors and officers must also comply with Lafayette Community Bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors who will have access, at Lafayette Community Bank's expense, to Lafayette Community Bank's or independent counsel.

     The members of the Board of Directors of Lafayette Community Bancorp have formed a separate limited liability company (unrelated to Lafayette Community Bancorp) to acquire the proposed Bank property and will, in turn, lease the property to Lafayette Community Bank at or below market rate. At the inception of the lease, Lafayette Community Bancorp received a report from an independent property consultant that the terms and conditions of the lease fall within a reasonable range of market terms.

                             PRINCIPAL SHAREHOLDERS

     The following table gives information about the anticipated beneficial ownership of Lafayette Community Bancorp capital stock after the offering by:

     - each person expected to own more than 5% of Lafayette Community Bancorp's common shares;

     - each of Lafayette Community Bancorp's executive officers and directors;
       and

     - all of Lafayette Community Bancorp's executive officers and directors as a group.

                                                                                              PERCENT OF
                                                              COMMON      PERCENT OF CLASS      CLASS
                          NAME                               SHARES(1)       (MINIMUM)        (MAXIMUM)
                          ----                               ---------    ----------------    ----------
Directors and executive officers:
  David R. Zimmerman.....................................      25,000            2.8%             2.1%
  Edward Chosnek.........................................      25,000            2.8%             2.1%
  John R. Basham II......................................      10,000            1.1%             0.8%
  Donald J. Ehrlich......................................      25,000            2.8%             2.1%
  Steven Hogwood.........................................      25,000            2.8%             2.1%
  Connie L. Koleszar.....................................       5,000            0.6%             0.4%
  Thomas A. McDonald.....................................      25,000            2.8%             2.1%
  Steven W. Norfleet.....................................      25,000            2.8%             2.1%
Directors and executive officers as a group:.............     165,000          18.31%           13.74%

-------------------------
(1) Reflects common shares purchased prior to this offering (as adjusted for the stock split), and the minimum amount of common shares to be purchased in this offering.

                           DESCRIPTION OF SECURITIES

GENERAL.

     We are authorized to issue up to 10,000,000 common shares, without par value, and 1,000,000 preferred shares, also without par value. We have no preferred shares outstanding as of the date of this offering. Upon completion of this offering, we will have up to 1,201,000 common shares outstanding.

     Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders, and do not have the right to vote cumulatively in the election of directors. Except for (1) supermajority votes required for approval of certain business combinations, removal of directors and certain other matters, and (2) certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the Indiana Business Corporation Law discussed below, the affirmative vote of the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that directors are elected by a plurality of the votes cast. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the outstanding shares of common stock, if they choose to do so, can elect all of the directors.

     Our board of directors has full discretion to determine the payment of dividends on common shares. Common shareholders will have equal rights to receive dividends ratably, as and when declared by the board of directors out of funds legally available for dividends, subject to the dividend rights of serial preferred shares that may be issued in the future. In the event of any liquidation, dissolution or winding-up of Lafayette Community Bancorp, common shareholders will receive the assets of Lafayette Community Bancorp available for distribution after the satisfaction of all liabilities.

     Lafayette Community Bancorp common shareholders do not have preemptive or preferential rights to purchase or subscribe to any shares or other securities of Lafayette Community Bancorp. Lafayette Community Bancorp may be required to provide additional capital to Lafayette Community Bank in the future in the event that the regulating body for Lafayette Community Bank determines such capital infusion is necessary. In such event, in order to obtain such capital, Lafayette Community Bancorp may seek additional funds from existing shareholders, borrow additional funds from a bank or other lender or have an equity offering of additional shares of common stock or other securities of Lafayette Community Bancorp.

     All of the common shares issued pursuant to this offering will be validly issued, fully paid and nonassessable. Lafayette Community Bancorp acts as its own transfer agent and registrar.

PREFERRED SHARES.

     The authorized preferred share is available for issuance from time to time at the discretion of the board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred shares it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred shares, the issuance of preferred shares could have an adverse effect on the voting power of the holders of common shares and could adversely affect holders of common shares by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common shares.

INDIANA LAW RESTRICTIONS.

     Under the Indiana Business Corporation Law, several provisions could affect the acquisition of the common shares or of control of Lafayette Community Bancorp after completion of the offering. The Business Combinations Chapter of the Indiana Business Corporation Law prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between certain Indiana corporations and a 10% or greater shareholder for five years following the date on which the shareholder obtained a 10% or greater ownership interest, unless the acquisition was approved in advance of that date by the board of directors. In addition, if prior approval is not obtained, the company and such shareholder may not consummate a business combination unless a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the Business Combinations Chapter. The Business Combinations Chapter does not apply to a company if its stock is not registered under Section 12 of the Securities Exchange Act, unless the articles of incorporation affirmatively elect to be governed by the Business Combinations Chapter. Because the stock of Lafayette Community Bancorp is not registered under Section 12 of the Securities Exchange Act and our Articles of Incorporation do not provide that the Business Combinations Chapter will apply to us, we currently do not have the protection afforded by this law. However, if Lafayette Community Bancorp has more than 100 shareholders and registers the common shares under Section 12 of the Securities Exchange Act, we will enjoy the protection provided by the Business Combinations Chapter.

     In addition to the Business Combinations Chapter, the Indiana Business Corporation Law also contains a Control Share Acquisition Chapter which, although different in structure from the Business Combinations Chapter, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision, however, may also have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Chapter provides that, unless otherwise provided in a corporation's articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation's stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Chapter if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Chapter may elect not to be governed by the statute by so providing in its articles of incorporation or by-laws. Lafayette Community Bancorp has not made an election and therefore will be subject to the statute (assuming that it has 100 or more shareholders).

     The Indiana Business Corporation Law specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers and customers of the corporation on the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. As described below, Lafayette Community Bancorp's Articles of Incorporation contain a provision having a similar effect. Under the Indiana Business Corporation Law, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith, after considering and weighing as they deem appropriate the effects of such action on the corporation's constituents, that such approval is not in the best interest of the corporation. The Indiana Business Corporation Law specifies that, in making these determinations, directors are not required to consider the effects of a proposed corporation action on any particular corporate constituent group or interest (including the amounts that might be paid to shareholders) as a dominant or controlling factor. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the Indiana Business Corporation Law to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the Indiana Business Corporation Law, the board of directors will have flexibility in responding to unsolicited proposals to acquire Lafayette Community Bancorp. This could make it more difficult for an acquiror to gain control of Lafayette Community Bancorp in a transaction not approved by the Board.

     The Indiana Business Corporation Law also imposes restrictions in connection with shareholder derivative proceedings. The Indiana Business Corporation Law provides that if a shareholder of a corporation files a derivative complaint, the corporation's board of directors may establish a committee of disinterested directors or other disinterested persons to investigate the complaint. The Indiana Business Corporation Law authorizes a stay of any court proceedings on the complaint until the investigation of such committee is completed. If the committee determines that pursuit of the claim through the derivative proceeding would not be in the best interests of the corporation, then the committee can terminate the derivative proceeding. The conclusion of the committee is determinative unless the shareholder who filed the complaint can demonstrate that the committee was not disinterested or did not act in good faith.

CHANGE IN BANK CONTROL.

     It is unlawful for a person to offer to buy shares, without the prior approval of the Federal Reserve, if the purchase of such shares would give the purchaser control of Lafayette Community Bancorp. Control is defined to mean the direct or indirect power (1) to vote 25% or more of the outstanding shares, or
(2) to direct or cause the direction of the management and policies of Lafayette Community Bancorp, whether through ownership of voting securities, by contract or otherwise; provided that no individual will be deemed to control Lafayette Community Bancorp solely on account of being a director, officer or employee of Lafayette Community Bancorp. Persons who directly or indirectly own or control 10% or more of a company's outstanding shares are presumed to control the company.

ARTICLES OF INCORPORATION.

     Staggered board of directors. The board of directors is divided into three classes, designated as Class I, Class II and Class III, with each class being comprised of as nearly an equal number of directors as possible. The directors in Class I hold office initially for a term of one year; the directors in Class II hold office initially for a term of two years; and the directors in Class III hold office initially for a term of three years. Upon expiration of the respective initial terms and thereafter, the directors in each of the classes shall be elected to serve for terms of three years and until their successors have been elected and qualified.

     Staggered terms of directors tend to promote continuity of management because only one-third of the directors will be elected at annual meetings. In addition, the staggered terms will ensure that two-thirds of the directors have at least one year of experience on the board of directors, which helps assure that the board of directors consists of persons with experience.

     Staggered terms may tend to perpetuate present management by making it more difficult for a shareholder to make immediate changes in the composition of a majority of the board of directors. Because the terms of only one-third of the directors expire each year, it would require at least two annual meetings of shareholders in order to effect a change in a majority of the directors.

     Shareholders may find the provision for staggered terms disadvantageous to the extent that it may tend to discourage or render it more difficult for a person to acquire control because a person who acquires control of a company may desire to remove and replace directors immediately.

     This provision may not be altered, amended or repealed without the prior approval of the holders of outstanding shares of stock representing at least 67% of the votes entitled to be cast.

     Residency Requirements for Directors. The Articles of Incorporation provide that a director must reside within fifty (50) miles of the main office of Lafayette Community Bancorp. This provision is consistent with our philosophy that we should be responsive to and aware of the needs of the communities which we serve. This provision may discourage a person from seeking to acquire control of Lafayette Community Bancorp if such person did not reside within the State of Indiana.

     This provision may not be altered, amended or repealed without the prior approval of the holders of outstanding shares representing at least 67% of the votes entitled to be cast.

     Removal of Directors. The Articles of Incorporation provide that a director may only be removed from office with cause prior to the expiration of his term only upon the affirmative vote of the holders of at least 67% of the outstanding shares of stock entitled to vote for the election of directors.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock representing at least 67% of the votes entitled to be cast.

     Certain Business Combinations. The Articles of Incorporation provide for certain voting requirements for the approval by the board of directors or the shareholders of certain business combinations. A "Business Combination" as defined in the Articles includes any merger, consolidation or share exchange of Lafayette Community Bancorp with or into any other corporation; any sale, lease, exchange, pledge, transfer or other disposition, in one transaction or a series of transactions, of a material portion of the assets of Lafayette Community Bancorp; and any liquidation or dissolution of Lafayette Community Bancorp or any material subsidiary of Lafayette Community Bancorp.

     The Articles provide that the affirmative vote of the holders of at least 67% of the outstanding shares of stock entitled to vote is required to approve a Business Combination if the Business Combination is not first approved by the affirmative vote of at least two-thirds of the members of the board of directors who have held office for at least one year. If, however, at least two-thirds of such members of the board of directors approves, and recommends approval to shareholders of, the proposed Business Combination, then only the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to approve the Business Combination.

     The board of directors believes that it is in the best interests of shareholders to encourage persons seeking to complete a Business Combination to enter into negotiations with the board relating to such a transaction. The board further believes that attempts to gain control of Lafayette Community Bancorp, in certain instances, may not be beneficial to the interests of Lafayette Community Bancorp and our shareholders because such attempts may be structured in such a manner so as not to provide the board with adequate time and information necessary to evaluate a proposal, to study alternative proposals and to seek to obtain the best possible terms of any such Business Combination. We believe this provision will permit us to have adequate time to consider appropriate financial and non-financial factors permitted by law in determining whether to approve a Business Combination.

     This provision may tend to discourage or render it more difficult for a person to acquire control of Lafayette Community Bancorp, even if such a transaction might generally be favorable to the interests of shareholders. This provision may also tend to perpetuate present management in that if a certain number of directors do not approve a proposed Business Combination it may be more difficult to obtain the 67% shareholder approval requirement. In addition, this provision may give directors and minority shareholders veto power over a Business Combination which a majority of the shareholders may believe is desirable.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock of Lafayette Community Bancorp representing at least 67% of the votes entitled to be cast.

     Non-Financial Considerations. In deciding whether to approve a Business Combination or a tender or exchange offer, the Articles of Incorporation require the board to consider a number of factors in addition to the adequacy of the consideration to be paid. These factors may include the social and economic effects of the transaction on Lafayette Community Bancorp, on its subsidiaries, employees, depositors and customers and on the communities in which Lafayette Community Bancorp or its subsidiaries may conduct business or be located. The directors will be charged with the responsibility of inquiring into the business and financial condition, results of operation and earnings potential of the interested party and to include an examination of the debt service or other financial obligations entered into by the interested or acquiring party, and the effect such conditions will have on Lafayette Community Bancorp, its subsidiaries and the community. Furthermore the competence, experience and integrity of the management of the acquiring party will be thoroughly analyzed. These factors may also include the adequacy of the consideration offered in relation to the current market price of the outstanding securities of Lafayette Community Bancorp, the current value of Lafayette Community Bancorp in a freely negotiated transaction and the board's estimate of the future value of Lafayette Community Bancorp as an independent going concern, including the unrealized value of its properties and assets.

     This provision may discourage or make more difficult an attempt by a potential acquiring party to effect a Business Combination without giving the board an opportunity to consider and approve the full consequences of the proposed transaction. The board also believes that its obligation to evaluate a Business Combination with an interested party extends beyond merely comparing the consideration offered to the market price of Lafayette Community Bancorp's stock at the time of the offer. While such a comparison is important, it is the board's view that this one factor alone should not be determinative when evaluating either the financial benefits or overall desirability of a particular Business Combination. This provision recognizes the board's obligations to evaluate a Business Combination in light of all relevant financial, as well as non-financial, criteria, including the legal and economic effect on the depositors and customers of Lafayette Community Bancorp and Lafayette Community Bank, on the communities which Lafayette Community Bancorp and Lafayette Community Bank serve and on Lafayette Community Bancorp's business and properties.

     The board believes that corporations in general, and banks in particular, occupy positions of special trust in the communities in which they are located and operate. It is a concern of the board that Lafayette Community Bancorp be managed in the interests of the community which is served by the Lafayette Community Bank and that Lafayette Community Bank maintain its integrity as a locally-owned institution in the community. The board also believes that this is in the best interests of Lafayette Community Bancorp and its shareholders.

     This provision may not be altered, amended or repealed without the approval of the holders of outstanding shares of stock of Lafayette Community Bancorp representing at least 67% of the votes entitled to be cast.

                                  SALES AGENT

     We have engaged Keefe, Bruyette & Woods, Inc. to serve as our sales agent in connection with this offering, pursuant to a Sales Agency Agreement dated June 22, 2000. Keefe, Bruyette & Woods was chosen because of its general experience in the financial services industry and because of its experience in transactions involving community offerings.

     Keefe, Bruyette & Woods has provided advice to us regarding the structure of the offering and the marketing of our shares. Keefe, Bruyette & Woods will use its best efforts to solicit subscriptions and purchase orders for our shares.

     Keefe, Bruyette & Woods has not prepared any report or opinion constituting a recommendation or advice to us, nor has it prepared an opinion as to the fairness of the offering price or the terms of the offering. Keefe, Bruyette & Woods expresses no opinion as to the prices at which shares to be distributed in connection with the offering may trade if and when they are issued at any future time.

     As compensation for their services, we have agreed to pay Keefe, Bruyette & Woods as follows:

     - an initial advisory fee of $10,000;

     - a sales commission equal to 4.0% of the aggregate sales price of the shares sold to investors who are included on the lists provided to Keefe, Bruyette & Woods by our directors; and

     - a sales commission equal to 7.0% of the aggregate sales price of the shares sold to investors who are not included on the lists provided to Keefe, Bruyette & Woods by our directors.

     No commission will be charged by Keefe, Bruyette & Woods for orders submitted by directors of Lafayette Community Bancorp. In addition, in the event that selected dealers are used to facilitate sales of stock, such dealers will be paid a fee in an amount competitive with underwriting discounts charged for comparable amounts of stock sold at a comparable price per share in a similar market environment. It is anticipated such fees may range from five percent to seven percent of the amount of the order and will be paid by Keefe, Bruyette & Woods from its fee, and not in addition to its fee.

     We have agreed to indemnify, defend and hold harmless Keefe, Bruyette & Woods, its officers, employees, agents and controlling persons, against all claims, losses, actions, judgments, damages and expenses arising from its engagement with Keefe, Bruyette & Woods, including liabilities under the federal securities laws, provided that indemnification shall not be provided for such matters if due to the gross negligence of Keefe, Bruyette & Woods, and to contribute payments to Keefe, Bruyette & Woods should Keefe, Bruyette & Woods be required to make payments in connection with any such claims or liabilities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Indiana law provides for the indemnification of officers and directors against liability and expenses that may be incurred by them in the event of an action against them as a result of their service for or on behalf of Lafayette Community Bancorp. Our regulations contain specific provisions with regard to indemnification of our directors and officers, in compliance with the general provisions of Indiana law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, Lafayette Community Bancorp had 1,000 common shares outstanding held by David R. Zimmerman. Upon completion of this offering, we will have a minimum of 901,000 and a maximum of 1,201,000 common shares outstanding. All of these shares will be freely transferable without restriction of future registration, except for the common shares purchased by Lafayette Community Bancorp directors, executive officers and affiliates, as defined in Rule 144 of the Securities Act.

     In general, under Rule 144, an affiliate may sell shares within any three month period in an amount limited to the greater of 1% of the outstanding shares or the average weekly trading volume of the shares over the four week period immediately preceding the sale. Rule 144 sales are also subject to the holding periods, notice requirements, manner of sale restrictions and information requirements.

     In addition to any other restrictions, Lafayette Community Bancorp officers, directors and advisory board members have agreed with the sales agent not to sell their shares for 180 days after the closing of the offering.

                                 LEGAL MATTERS

     The validity of the common shares offered with this prospectus has been passed upon for Lafayette Community Bancorp by the law firm Krieg DeVault Alexander & Capehart, LLP. Certain legal matters relating to this offering will be passed upon for the sales agent by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. Squire, Sanders & Dempsey L.L.P. will rely, as to all matters of Indiana law, on the opinion of Krieg DeVault Alexander & Capehart, LLP.

                                    EXPERTS

     The balance sheet of Lafayette Community Bancorp as of December 31, 1999 and the related statement of operations, changes in shareholders' deficit and cash flows for the period from January 29, 1999, the date of inception, to December 31, 1999, included in this prospectus and in the Registration Statement have been audited by Crowe, Chizek and Company, LLP, independent public accountants, as set forth in their report dated March 10, 2000 which appears elsewhere herein and in the Registration Statement. All such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Upon the completion of this offering, Lafayette Community Bancorp will be required to file annual, quarterly and current reports, and other information with the SEC. You may read and copy the registration statement and any other documents filed by Lafayette Community Bancorp at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public at the SEC's Internet site located at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Lafayette Community Bancorp, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     After the offering, we expect to provide annual reports to our shareholders that include financial information examined and reported on by our independent public accountants.

     Requests for these documents should be directed to David R. Zimmerman at
(765) 420-8111.

                          LAFAYETTE COMMUNITY BANCORP
                         (A DEVELOPMENT STAGE COMPANY)
                               LAFAYETTE, INDIANA
                              FINANCIAL STATEMENTS
                      DECEMBER 31, 1999 AND MARCH 31, 2000

                                    CONTENTS

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999
  REPORT OF INDEPENDENT AUDITORS............................     F-2
  BALANCE SHEET AS OF DECEMBER 31, 1999.....................     F-3
  STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 29,
     1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999..........     F-4
  STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT FOR THE
     PERIOD FROM JANUARY 29, 1999 (DATE OF INCEPTION) TO
     DECEMBER 31, 1999......................................     F-5
  STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY 29,
     1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999..........     F-6
  NOTES TO FINANCIAL STATEMENTS.............................     F-7
FINANCIAL STATEMENTS AS OF MARCH 31, 2000
  BALANCE SHEET AS OF MARCH 31, 2000........................     F-9
  STATEMENTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31,
     2000 AND, CUMULATIVELY, FOR THE PERIOD FROM JANUARY 29,
     1999 (DATE OF INCEPTION)THROUGH MARCH 31, 2000.........    F-10
  STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT FOR THE
     PERIOD FROM JANUARY 29, 2000 TO MARCH 31, 2000.........    F-11
  STATEMENTS OF CASH FLOWS FOR THE QUARTER ENDED MARCH 31,
     2000 AND, CUMULATIVELY, FOR THE PERIOD FROM JANUARY 29,
     1999 (DATE OF INCEPTION)THROUGH MARCH 31, 2000.........    F-12
  NOTES TO FINANCIAL STATEMENTS.............................    F-13

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Lafayette Community Bancorp
Lafayette, Indiana

     We have audited the accompanying balance sheet of Lafayette Community Bancorp (a corporation in the development stage) as of December 31, 1999 and the related statements of operations, changes in shareholders' deficit and cash flows for the period from January 29, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Community Bancorp (a corporation in the development stage) as of December 31, 1999, and the results of its operations and its cash flows for the period from January 29, 1999 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Indianapolis, Indiana
March 10, 2000

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET
                               DECEMBER 31, 1999

ASSETS
  Cash......................................................    $  4,090
  Other assets..............................................      10,158
  Deferred offering costs...................................      20,639
                                                                --------
                                                                $ 34,887
                                                                ========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Liabilities
  Note payable..............................................    $ 80,000
  Accrued expenses..........................................      26,123
                                                                --------
       Total liabilities....................................     106,123
                                                                --------
Shareholder's deficit
  Common stock, no par value: 10,000,000 shares authorized;
     1,000 shares issued and outstanding....................      10,000
  Preferred stock -- no par value; 1,000,000 shares
     authorized; zero shares issued and outstanding.........          --
  Deficit accumulate during the development stage...........     (81,236)
                                                                --------
       Total shareholders' deficit..........................     (71,236)
                                                                --------
                                                                $ 34,887
                                                                ========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM JANUARY 29, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999

OPERATING EXPENSES
  Interest expense..........................................    $    827
  Salaries and benefits.....................................      25,961
  Occupancy and equipment...................................       2,636
  Legal and professional fees...............................      47,410
  Telephone.................................................       1,268
  Other.....................................................       3,134
                                                                --------
       Total operating expenses.............................      81,236
                                                                --------
  Loss before income taxes..................................     (81,236)
  Provision for income taxes................................          --
  NET LOSS..................................................    $(81,236)
                                                                ========
  NET LOSS PER SHARE........................................    $(191.59)
                                                                ========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                 STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
 FOR THE PERIOD FROM JANUARY 29, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                                                                DEFICIT
                                                                              ACCUMULATED
                                                                              DURING THE
                                                                              DEVELOPMENT
                                                              COMMON STOCK       STAGE        TOTAL
                                                              ------------    -----------     -----
BALANCE AT INCEPTION (JANUARY 29, 1999)...................      $    --        $     --      $     --
Issuance of common stock..................................       10,000              --        10,000
Net loss..................................................           --         (81,236)      (81,236)
                                                                -------        --------      --------
BALANCE DECEMBER 31, 1999.................................      $10,000        $(81,236)     $(71,236)
                                                                =======        ========      ========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM JANUARY 29, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................    $(81,236)
  Adjustments to reconcile net loss to net cash from
     operating activities
     Change in other assets.................................     (10,158)
     Change in accrued expenses.............................      26,123
                                                                --------
       Net cash from operating activities...................     (65,271)
                                                                --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Draws on note payable.....................................      80,000
  Deferred offering costs...................................     (20,639)
  Sale of common stock......................................      10,000
                                                                --------
       Net cash from financing activities...................      69,361
                                                                --------
Net increase in cash........................................       4,090
Cash at beginning of period.................................          --
                                                                --------
CASH AT END OF PERIOD.......................................    $  4,090
                                                                ========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Lafayette Community Bancorp (Bancorp) was incorporated on January 29, 1999 to become a regulated bank holding company by chartering and capitalizing a wholly owned Indiana bank subsidiary, Lafayette Community Bank
(Bank), to be located in Lafayette, Indiana. The Bancorp intends to raise between $9,000,000 and $12,000,000 through the public offering of between 900,000 and 1,200,000 shares of the Company's common stock, at $10 per share. Proceeds will be reduced by sales discounts and offering costs. Proceeds from the offering will be used to capitalize the Bank and provide working capital. Initiating business is contingent upon a number of factors including the successful completion of the public offering and the receipt of required regulatory approvals to establish the Bank

     Nature of Business: The Bank intends to generate commercial, mortgage and installment loans and receive deposits from customers located in Tippecanoe and contiguous counties in Indiana.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures provided and future results could differ.

     Deferred Offering Costs: Deferred offering costs include legal, consulting and accounting costs incurred in connection with the registration of the Corporation's common stock. Those costs will be charged against the stock proceeds or, if the offering is not successful, charged to expense.

     Legal and Professional Fees: These expenses are costs incurred to organize the Bancorp and to pursue gaining regulatory approval to charter the Bank. They are being expensed as they are incurred.

     Per Share Data: Loss per share is computed based upon the weighted average number of shares outstanding during the period. The Bancorp was initially capitalized on August 10, 1999. The number of shares used to compute the 1999 loss per share was 424.

NOTE 2 -- NOTE PAYABLE

     Bancorp has a $250,000 bank line of credit with a balance of $80,000 at December 31, 1999. The line was originated on August 24, 1999 and matures August 24, 2000. Principal and interest are payable at maturity. The line is secured by the guarantee of four directors and is to be used to fund pre-opening expenditures of the Bancorp.

NOTE 3 -- COMMITMENTS

     Bancorp leases office space from a director on a month to month basis. Rent is $250 per month and expense recorded during 1999 was $1,000. Bancorp entered into a noncancellable lease agreement for branch office space for the Bank. The lease term runs through March 31, 2005 and rent commences April 1, 2000. Annual rental payments are $21,250.

     Bancorp intends to enter into a lease agreement for a main office facility with a partnership comprised of directors. The terms of the agreement have not yet been finalized.

     Effective January 1, 2000, Bancorp entered into an employment agreement with the Chief Executive Officer. The agreement has a three year term and automatically extends for one year on the anniversary date of the agreement, absent action by either party. The agreement entitles the Chief Executive Officer to a payment equal to 2.99 times his then base compensation if termination occurs within two years of a "change in control", as defined.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1999

NOTE 4 -- STOCK OPTION PLANS

     Bancorp intends to establish director and employee stock option plans and allocate 180,000 of the outstanding shares of Bancorp to be eligible for grant under these plans. No options have been granted. Options will be granted by a Board committee and will be at the greater of the offering price or the current fair market value of Bancorp stock. The plans provide for a five year, pro rata vesting schedule with respect to all options granted.

NOTE 5 -- INCOME TAXES

     For the period ended December 31, 1999, Bancorp recorded a net loss of $81,236. As the Bancorp is in the development stage, these expenses are not currently deductible for income tax purposes. Upon initiation of business, these expenses would be deductible and Bancorp expects to have operating loss carryforwards for income tax purposes which could be utilized to offset otherwise taxable income during a 15 year period. No tax benefit or deferred tax asset is being recorded, as the value of these benefits depends upon the Bancorp successfully initiating its business and becoming profitable.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET
                                 MARCH 31, 2000
                                  (UNAUDITED)

ASSETS
  Cash......................................................    $   4,707
  Other assets..............................................        8,880
  Deferred offering costs...................................       28,532
                                                                ---------
     Total Assets...........................................    $  42,119
                                                                =========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Liabilities
  Note payable..............................................    $ 175,000
  Accrued expenses..........................................       31,532
                                                                ---------
     Total liabilities......................................      206,532
                                                                ---------
Shareholder's deficit
  Common stock, no par value: 10,000,000 shares authorized;
     1,000 shares issued and outstanding....................       10,000
  Preferred stock -- no par value; 1,000,000 shares
     authorized; zero shares issued and outstanding.........           --
  Deficit accumulate during the development stage...........     (174,413)
                                                                ---------
     Total shareholders' deficit............................     (164,413)
                                                                ---------
     Total Liabilities and Shareholders' Deficit............    $  42,119
                                                                =========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP
                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS
  FOR THE QUARTER ENDED MARCH 31, 2000 AND, CUMULATIVELY, FOR THE PERIOD FROM
          JANUARY 29, 1999 (DATE OF INCEPTION) THROUGH MARCH 31, 2000
                                  (UNAUDITED)

                                                                                  FOR THE PERIOD OF
                                                                   QUARTER        JANUARY 29, 1999
                                                                    ENDED              THROUGH
                                                                MARCH 31, 2000     MARCH 31, 2000
                                                                --------------    -----------------
OPERATING EXPENSES
  Interest expense..........................................       $  2,090           $   2,917
  Salaries and benefits.....................................         59,449              85,410
  Occupancy and equipment...................................          5,448               8,084
  Legal and professional fees...............................         15,370              62,780
  Telephone.................................................          1,198               2,466
  Other.....................................................          9,622              12,756
                                                                   --------           ---------
       Total operating expenses.............................       $ 93,177             174,413
                                                                   ========           =========
  Loss before income taxes..................................        (93,177)           (174,413)
  Provision for income taxes................................             --                  --
  NET LOSS..................................................       $(93,177)          $(174,413)
                                                                   ========           =========
  NET LOSS PER SHARE........................................       $ (93.18)          $ (318.27)
                                                                   ========           =========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
   FOR THE PERIOD FROM JANUARY 29, 1999 (DATE OF INCEPTION) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                               DEFICIT
                                                                             ACCUMULATED
                                                                             DURING THE
                                                                             DEVELOPMENT
                                                             COMMON STOCK       STAGE         TOTAL
                                                             ------------    -----------      -----
BALANCE AT INCEPTION (JANUARY 29, 1999)
Issuance of Common Stock Net Loss from January 29, 1999
  through year end.......................................      $10,000        $      --     $  10,000
Net loss from January 29, 1999 through year end..........           --          (81,236)      (81,236)
                                                               -------        ---------     ---------
BALANCE AT DECEMBER 31, 1999.............................       10,000          (81,236)      (71,236)
Net loss for the quarter.................................           --          (93,177)      (93,177)
                                                               -------        ---------     ---------
BALANCE AT MARCH 31, 2000................................      $10,000        $(174,413)    $(164,413)
                                                               =======        =========     =========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF CASH FLOWS
  FOR THE QUARTER ENDED MARCH 31, 2000 AND, CUMULATIVELY, FOR THE PERIOD FROM
          JANUARY 29, 1999 (DATE OF INCEPTION) THROUGH MARCH 31, 2000
                                  (UNAUDITED)

                                                                                  FOR THE PERIOD OF
                                                                   QUARTER        JANUARY 29, 1999
                                                                    ENDED              THROUGH
                                                                MARCH 31, 2000     MARCH 31, 2000
                                                                --------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................       $(93,177)          $(174,413)
                                                                   --------           ---------
  Adjustments to reconcile net loss to net cash from
     operating activities
     Change in other assets.................................          1,278              (8,800)
     Change in accrued expenses.............................          5,409              31,532
                                                                   --------           ---------
       Net cash from operating activities...................        (86,490)           (151,761)
                                                                   --------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Draws on note payable.....................................         95,000             175,000
  Sale of Common Stock......................................             --              10,000
  Deferred offering costs...................................         (7,893)            (28,532)
                                                                   --------           ---------
       Net cash from financing activities...................         87,107             156,468
                                                                   --------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net change in cash........................................            617               4,707
  Cash at beginning of period...............................          4,090                  --
                                                                   --------           ---------
CASH AT END OF PERIOD.......................................       $  4,707           $   4,707
                                                                   ========           =========

                See accompanying notes to financial statements.

                          LAFAYETTE COMMUNITY BANCORP

                    (A CORPORATION IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Lafayette Community Bancorp (Bancorp) was incorporated on January 29, 1999 to become a regulated bank holding company by chartering and capitalizing a wholly owned Indiana bank subsidiary, Lafayette Community Bank
(Bank), to be located in Lafayette, Indiana. The Bancorp was initially capitalized on August 10, 1999. The Bancorp intends to raise between $9,000,000 and $12,000,000 through the public offering of between 900,000 and 1,200,000 shares of the Company's common stock, at $10 per share. Proceeds will be reduced by sales discounts and offering costs. Proceeds from the offering will be used to capitalize the Bank and provide working capital. Initiating business is contingent upon a number of factors including the successful completion of the public offering and the receipt of required regulatory approvals to establish the Bank.

     Nature of Business: The Bank intends to generate commercial, mortgage and installment loans and receive deposits from customers located in Tippecanoe and contiguous counties in Indiana.

NOTE 2 -- GENERAL

     These financial statements were prepared in accordance with the instructions for interim financial reporting and, therefore, do not include all of the disclosures necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These financial statements have been prepared on a basis consistent with the annual financial statements and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position at the end of and for the periods presented.

NOTE 3 -- PER SHARE DATA

     Net loss per share is computed based upon the weighted average number of shares outstanding closing the period which is 1,000 shares for the quarter ended March 31, 2000 and 548 shares since inception.

                                                                      APPENDIX A

------------------------------------------------------------------------------------------------------------------------------------
STOCK ORDER FORM &                                                                 Lafayette Community Bancorp
CERTIFICATION FORM (ON THE REVERSE SIDE)                                            (Lafayette Community Bank)
                                                                       Stock Information Center (877) 298-6520
------------------------------------------------------------------------------------------------------------------------------------
DEADLINE: The Subscription Offering ends at 5:00 P.M. EASTERN TIME, AUGUST 23, 2000 UNLESS EXTENDED AN ADDITIONAL FORTY-FIVE DAYS
UNTIL OCTOBER 7, 2000. Your Stock Order Form and Certification Form, properly executed and with the correct payment, must be received at the address on the bottom of this form by this deadline, or it will be considered void.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES
       (1) Number of Shares                             Price Per Share                              (2) Total Amount Due
------------------------------------------------------------------------------------------------------------------------------------
                                        X                    $10.00                    =                      $
------------------------------------------------------------------------------------------------------------------------------------

The MINIMUM NUMBER OF SHARES that may be subscribed for is 500. The MAXIMUM AMOUNT any person may purchase is 50,000 shares.
Lafayette Community Bancorp has reserved the right to reject all or any part of any subscription.

------------------------------------------------------------------------------------------------------------------------------------
(3) METHOD OF PAYMENT
------------------------------------------------------------------------------------------------------------------------------------
[ ] Enclosed is a check, bank draft or money order payable to "THE FARMERS AND MERCHANTS BANK OF BOSWELL, INDIANA as Escrow Agent
    for Trust No. 40-4410-2" in the amount of $      .   (For wire information, call (877) 298-6520)
------------------------------------------------------------------------------------------------------------------------------------
PURCHASER INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
(4) [ ] Check here if you are a director, officer or employee of Lafayette Community Bancorp or a member of such person's immediate family.

(5) If purchasing through a broker/dealer, please list the name, address and phone number below:

NAME:
------------------------------------------------------------------------------------------------------------------------------------
STREET ADDRESS:
------------------------------------------------------------------------------------------------------------------------------------
CITY:
------------------------------------------------------------------------------------------------------------------------------------
STATE:
------------------------------------------------------------------------------------------------------------------------------------
ZIP CODE:
------------------------------------------------------------------------------------------------------------------------------------
PHONE NUMBER:
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
(6) STOCK REGISTRATION -- FORM OF STOCK OWNERSHIP
------------------------------------------------------------------------------------------------------------------------------------
[ ] Individual                       [ ] Uniform Gift to Minors
[ ] Joint Tenants                    [ ] Uniform Transfer to Minors
[ ] Tenants in Common                [ ] Corporation
[ ] Partnership                      [ ] Individual Retirement
[ ] Fiduciary/Trust                      Account
    (under Agreement
    Dated            )

------------------------------------------------------------------------------------------------------------------------------------
Name                                                                     Social Security or Tax I.D.
------------------------------------------------------------------------------------------------------------------------------------
Name                                                                     Daytime Telephone
------------------------------------------------------------------------------------------------------------------------------------
Street Address                                                           Evening Telephone
------------------------------------------------------------------------------------------------------------------------------------
City                            State                    Zip Code        County of Residence
------------------------------------------------------------------------------------------------------------------------------------

NASD AFFILIATION (this section only applies to those individuals who meet the delineated criteria)

[ ] Check here if you are a member of the National Association of Securities Dealers, Inc. ("NASD"), a person associated with an
    NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest. To comply with conditions under which an exemption from the NASD's Interpretation With Respect to Free-Riding and
    Withholding is available, you agree, if you have checked the NASD affiliation box: (1) not to sell, transfer or hypothecate the shares subscribed for herein for a period of three months following the issuance and (2) to report this subscription in writing to the applicable NASD member within one day of the payment therefor.

------------------------------------------------------------------------------------------------------------------------------------

ACKNOWLEDGMENT  By signing below, I acknowledge receipt of the Prospectus dated June 23, 2000. I understand that I may not change or revoke my order once it is received by the Escrow Agent. Under penalties of perjury, I further certify that: (1) the social security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. You must cross out this item, (2) above, if you have been notified by the Internal Revenue Service that you are subject to back up withholding because of under-reporting interest or dividends on your tax return. BY SIGNING BELOW, I ALSO ACKNOWLEDGE THAT I HAVE NOT WAIVED ANY RIGHTS
UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

------------------------------------------------------------------------------------------------------------------------------------
SIGNATURE  THIS ORDER FORM TOGETHER WITH THE CERTIFICATION        ------------------------------------------------------------
FORM MUST BE SIGNED AND DATED. THIS ORDER IS NOT VALID IF         Signature         Title (if applicable)              Date
THE STOCK ORDER FORM AND CERTIFICATE FORM ARE NOT BOTH
SIGNED. YOUR ORDER WILL BE FILLED IN ACCORDANCE WITH THE          ------------------------------------------------------------
PROVISIONS OF THE PROSPECTUS. When purchasing a custodian,        Signature         Title (if applicable)              Date
corporate officer, etc., include your full title. If you
need help completing this Form, you may call (877) 298-6520.      ------------------------------------------------------------

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
              Date Rec'd                      Order #                    Batch #
                           --- / --- / ---               --------------             ------------------
OFFICE USE    Check #                         Category
                           ---------------               --------------
              Amount $                        Initials
                           ---------------               --------------
-----------------------------------------------------------------------------------------------------------------------

                               CERTIFICATION FORM
              (This Form Must Accompany A Signed Stock Order Form)

     I ACKNOWLEDGE THAT THE COMMON STOCK, NO PAR VALUE ("COMMON STOCK"), OF LAFAYETTE COMMUNITY BANCORP ("THE COMPANY") IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY LAFAYETTE COMMUNITY BANCORP OR BY THE FEDERAL GOVERNMENT.

     I further certify that, before purchasing the Common Stock of the Company, I received a copy of the PROSPECTUS DATED, JUNE 23, 2000. BY EXECUTING THIS CERTIFICATION FORM, I HAVE NOT WAIVED ANY OF MY RIGHTS UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

----------------------------------------------------------------------------------------------------------------------
Signature                                                   Signature

----------------------------------------------------------------------------------------------------------------------

(NOTE: IF SHARES ARE TO BE HELD JOINT, BOTH PARTIES MUST SIGN)

Date:
     ------------------------------------------------------

Return This Form to:
The Farmers & Merchants Bank of Boswell, Indiana
P.O. Box 519
Boswell, Indiana 47921
ATTN: Trust Department
      Trust No. 40-4410-2
      Tel. No.: 765-869-5513

For Overnight or Next Day Delivery, Send to:
302 South Old U.S. 41
Boswell, Indiana 47921
ATTN: Jim Deckard

                             STOCK OWNERSHIP GUIDE

     INSTRUCTIONS: See your legal advisor if you are unsure about the correct registration of your stock.

     INDIVIDUAL -- The shares are to be registered in an individual's name only. You must not list beneficiaries for this ownership.

     JOINT TENANTS -- Joint tenants with right of survivorship identifies two or more owners. When shares are held by joint tenants with rights of survivorship, ownership of the shares will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. You may not list beneficiaries for this ownership.

     TENANTS IN COMMON -- Tenants in common may also identify two or more owners. When shares are held by tenants in common, upon the death of one co-tenant, ownership of the shares will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

     INDIVIDUAL RETIREMENT ACCOUNT -- Individual Retirement Account ("IRA") holders may make share purchases from their self-directed IRA's. The administrator or trustee will need to fill out the appropriate forms and return them on a timely basis.

     UNIFORM GIFT TO MINORS -- For residents of many states, shares may be held in the name of a custodian for the benefit of a minor under the Uniform Transfer to Minors Act. For residents in other states, shares maybe held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either type of ownership, the minor is the actual owner of the shares with the adult custodian being responsible for the investment until the child reaches legal age.

     On the first line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUSF" and "Unif Tran Min Act" or "Unif Gift Min Act" after the name. Print the first name, middle initial and last name of the minor on the second "NAME" line. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, shares held by John Doe as custodian for Susan Doe under the Indiana Transfer to Minors Act will be abbreviated John Doe, CUST Susan Doe Unif Trans Min Act, IN. USE THE MINOR'S SOCIAL SECURITY NUMBER. Only one custodian and one minor may be designated.

     CORPORATION/PARTNERSHIP -- Corporation/Partnerships may purchase shares. Please provide the Corporation/Partnership's legal name and Tax I.D.

     FIDUCIARY/TRUST -- Generally, fiduciary relationships (such as trusts, estate, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without legal document establishing a fiduciary relationship, your shares may not be registered in a fiduciary capacity.

     INSTRUCTIONS: One the first "NAME" line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "NAME" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

     On the second "NAME" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc). In the blank after "Under Agreement Dated", fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

     An example of fiduciary ownership of stock in the case of a trust is: John
D. Smith, Trustee for Thomas A. Smith Trust Under Agreement Dated 06/09/87.

                                ITEM INSTRUCTION

     ITEMS 1 AND 2 -- Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 PER SHARE. THE MINIMUM PURCHASE IS 500 SHARES. The maximum amount any person may purchase is 50,000 shares. Lafayette Community Bancorp has reserved the right to reject all or any part of any subscription.

     ITEM 3 -- Payment for shares may be made by check, bank draft or money order made payable to "THE FARMERS AND MERCHANTS BANK OF BOSWELL, INDIANA, TRUST NO. 40-4410-2". DO NOT MAIL CASH. Your funds will be returned promptly with interest if the offering is terminated. Payment may also be made by wire transfer to the Escrow Agent. The phone number of the Escrow Agent is (765) 869-5513. THE CONTACT PERSON IS JIM DECKARD.

     ITEM 5 -- Please check this box if you are director, officer or employee of Lafayette Community Bancorp or a member of such person's immediate family.

     ITEM 6 -- The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Lafayette Community Bancorp common stock. Print the name(s) in which you want the shares registered and the mailing address of the registration. Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", etc.

     Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "NAME" line. Be sure to include your telephone number because we will need to contact you if we cannot execute your order as given. Review the Stock Ownership Guide and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.

                                                                      APPENDIX B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the 'Agreement') entered into this 16th day of June, 2000, by and among THE FARMERS & MERCHANTS BANK OF BOSWELL, INDIANA (the 'Escrow Agent'), KEEFE, BRUYETTE & WOODS, INC. (the 'Sales Agent') and LAFAYETTE COMMUNITY BANCORP (the 'Company').

                              W I T N E S S E T H:

     WHEREAS, the Company is in the process of forming Lafayette Community Bank (the 'Bank'); and

     WHEREAS, in connection with the formation or acquisition of the Bank, the Company is offering up to 1,200,000 shares of its common stock (the 'Shares') at $10.00 per Share in accordance with the terms and conditions set forth in the Prospectus (the 'Prospectus') dated June 23, 2000 (the 'Offering'); and

     WHEREAS, in connection with the Offering, the Company will retain Sales Agent, subject to a separate sales agency agreement, as the Company's exclusive financial advisor and marketing agent (i) to utilize its best efforts to solicit subscriptions for the Shares in the Offering and to advise and assist the Company with respect to the Shares in the Offering; and (ii) to manage the sale of Shares; and

     WHEREAS, the Prospectus set forth as a term and condition of the Offering that those potential investors desiring to purchase Shares must, among other things, deliver a check for the full amount of the purchase price of the Shares for which such investor has subscribed to the Company; and

     WHEREAS, the check for payment of the subscription price for the Shares which the investor has subscribed must be payable to the Escrow Agent, and will be deposited into the escrow account contemplated by this Agreement all as described in the Prospectus; and

     WHEREAS, in connection with the Offering, the Company desires the Escrow Agent to serve as escrow agent and the Escrow Agent desires to serve as escrow agent, as set forth in the Prospectus.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is herby acknowledged, the Company, Sales Agent and Escrow Agent hereby agree as follows:

     1. All payments made to Sales Agent for the purchase of Shares in the Offering which are in the form of a personal, certified or a cashiers' check shall be made payable to the Escrow Agent.

     2. Upon delivery to Sales Agent of any payment made for the purchase of Shares in the Offering which are in certified or cashiers' checks, Sales Agent shall, by noon of the next business day following receipt of such payment, transmit such payment for Shares to the Escrow Agent.

     3. The Escrow Agent, upon receipt of any monies from the Company in connection with the Offering, shall hold such monies as escrow agent for the Company as follows:

          a. Such funds shall be held by the Escrow Agent until funds in the principal sum of not less than $9,000,000 as payment for the sale of 900,000 Shares have been deposited therein in accordance with the terms of the Prospectus. Escrow Agent shall promptly invest the funds in money market certificates of deposit; any short-term or money market fund available to such account through Escrow Agent's Trust Department; U.S. Treasury notes or bills; or such other obligation, which obligation shall be limited to an obligation guaranteed by the United States of America or an agency thereof and rated in one of the top two rating categories by a rating agency of national recognition, is considered prudent to safeguard principal, earn a reasonable rate of interest and have funds available within a reasonable time for distribution when required.

          b. At any time and from time to time after at least $9,000,000 have been deposited in the escrow account as set forth above, upon the written instruction of the Company, such funds, or a portion thereof, shall be immediately transferred by the Escrow Agent to a new account in the name of the Company (the 'Company's Account'), and immediately thereafter, the Company shall have the sole authority to exercise complete dominion of the Company's Account and shall have the right to disburse any funds deposited therein in accordance with the absolute discretion.

          c. If funds in the aggregate amount of $9,000,000 have been deposited in the escrow account as set forth above, then such funds or the remaining funds in the escrow account shall be immediately transferred by the Escrow Agent to the Company's Account, and immediately thereafter, the Company shall have sole authority to exercise complete dominion of the Company's Account and shall have the right to disburse any funds deposited therein in accordance with its absolute discretion.

          d. If the sum of $9,000,000 is not deposited in the escrow account or all regulatory approvals are not received by the end of the offering period (as described in the Prospectus), which date may be extended not later than forty-five (45) days by the Company, then the Escrow Agent by the end of the offering period or any extension thereto, if extended by the Company, shall deliver and pay the entire balance of the escrow account plus accrued interest, to each of the investors in accordance with a letter of instruction from the Company (in the form of Exhibit A attached hereto) designating the name and address of each investor who is entitled to receive such funds at that time the Escrow Agent is required to make disbursement thereof by the Company.

     4. The duties and responsibilities of the Escrow Agent will be limited to those expressly set forth herein, to hold escrow items and to deliver to recipients under such conditions as herein set forth. The Escrow Agent shall be fully protected form liability to the Company when relying in good faith on any written notices, demand certificate or document received from the Company which it reasonably believes to be genuine. The Escrow Agent shall not be liable to the Company for any loss or damage not caused by the gross negligence or willful misconduct of the Escrow Agent.

     5. The Escrow Agent shall be compensated for its services as set forth in Exhibit B attached hereto. Payment of such fee shall be made upon completion of the Offering.

     6. The Escrow Agent may resign by giving 30 days prior notice in writing to the Company. Upon written notice from the Company to the Escrow Agent of the appointment of the succeeding escrow agent, the escrow funds, less any fees due as provided herein, shall be forwarded to such successor escrow agent. In the event 60 days elapse from the date of the Escrow Agent's notice of resignation, and no successor escrow agent is appointed, the Escrow Agent shall forward the balance of the escrow funds to the Company.

     7. This Agreement shall be construed, enforced and administered in accordance with the laws of the State of Indiana without respect to its conflict of laws provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers this 16th day of June, 2000.

                                          LAFAYETTE COMMUNITY BANCORP

                                          By: /s/ DAVID R. ZIMMERMAN
                                            ------------------------------------
                                            David R. Zimmerman
                                            President

                                          THE FARMERS AND MERCHANTS BANK

                                          By: /s/ WILLIAM F. COOK
                                            ------------------------------------
                                            William F. Cook
                                            President and Chief Executive
                                              Officer

                                          KEEFE, BRUYETTE & WOODS, INC.

                                          By: /s/ HAROLD T. HANLEY, III
                                            ------------------------------------
                                            Harold T. Hanley, III
                                            Senior Vice President

                                   EXHIBIT A

To: ------------------------------------, Escrow Agent    Transmittal No. ---------------------
Cumulative Shareholders Record                            Date ---------------------------------
Account No. --------------------------------------
Name ---------------------------------------------

SUBSCRIPTION   NUMBER OF            AMOUNT OF
   NUMBER       SHARES     CHECK   SHAREHOLDER
------------   ---------   -----   -----------


                NUMBER OF     TOTAL
                 SHARES      DEPOSIT
                ---------    -------
Total This
Transmittal:
                   ---       ------
Previous
Total:
                   ---       ------
Cumulative
Total:
                   ---       ------

                                       By: -------------------------------------------------
                                           --------------------------------------, President

                                                                       EXHIBIT B

                              SCHEDULE OF CHARGES

ESCROW AGENT COMPENSATION

     The Company shall pay to Escrow Agent for services set forth in the Agreement a total of $1000.00, payable upon completion of the Offering. In no event shall such compensation be deducted from funds held in the escrow account held by the Escrow Agent or from the Company Account.

RESIGNATION FEE

     There is no resignation fee owed to the Company in the event the Escrow Agent resigns it duties set forth in the Agreement.